UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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BERKSHIRE HILLS BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2011

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Berkshire Hills Bancorp, Inc. to be held at:

The Crowne Plaza Hotel
One West Street
Pittsfield, Massachusetts
Thursday, May 5, 2011
10:00 a.m., local time

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously voted.

The Board of Directors recommends that you vote “FOR” each of the proposals to be presented at the annual meeting and that you mark the “1 YEAR” box with respect to the advisory proposal on the frequency of the stockholders’ vote on executive compensation.

Sincerely,

Michael P. Daly President and Chief Executive Officer	Lawrence A. Bossidy Non-Executive Chairman of the Board

24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Thursday, May 5, 2011
PLACE	Crowne Plaza Hotel One West Street Pittsfield, Massachusetts
ITEMS OF BUSINESS	(1) To elect four directors to serve for a term of three years.
(2) To consider a non-binding proposal to give advisory approval of our executive compensation as described in the proxy statement.
(3) To consider a non-binding proposal to give advice with respect to the frequency that stockholders will vote on our executive compensation.
(4) To approve the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan.
(5) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011.
(6) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
RECORD DATE	Stockholders as of the close of business on the record date, March 10, 2011, are entitled to one vote for each share of common stock held at that time.
VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. Stockholders owning their shares through a broker, bank or other nominee may be able to vote by telephone or by the Internet. Please see the enclosed voting instructions on how to vote your shares. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.
Wm. Gordon Prescott Corporate Secretary March 24, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2011 — THIS PROXY STATEMENT AND BERKSHIRE HILLS BANCORP, INC.’S 2010 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT HTTP://BHLB.INVESTORROOM.COM/.

Berkshire Hills Bancorp, Inc.

Proxy Statement

i

Berkshire Hills Bancorp, Inc.

Proxy Statement

General Information

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Berkshire Hills Bancorp, Inc. for the 2011 annual meeting of stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Berkshire Hills Bancorp, Inc. as “Berkshire Hills,” the “Company,” “we,” “our” or “us.”

Berkshire Hills is the holding company for Berkshire Bank and Berkshire Insurance Group, Inc. In this proxy statement, we may also refer to Berkshire Bank as the “Bank.”

We are holding the 2011 annual meeting at the Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts on May 5, 2011 at 10:00 a.m., local time.

We intend to mail this proxy statement and the enclosed proxy card to stockholders of record beginning on or about March 24, 2011.

Information About Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of Berkshire Hills common stock that you owned as of the close of business on March 10, 2011. As of the close of business on March 10, 2011, a total of 14,115,328 shares of Company common stock were outstanding. Each share of common stock has one vote.

The Company’s Certificate of Incorporation provides that a record owner of the Company’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit. To our knowledge, there are no such record owners as of March 10, 2011.

Ownership of Shares; Attending the Meeting

You may own shares of Berkshire Hills in one of the following ways:

•	Directly in your name as the stockholder of record;
•	Indirectly through a broker, bank or other holder of record in “street name”; or
•	Indirectly in the Berkshire Hills Bancorp, Inc. Stock Fund of our 401(k) Plan or the trust that holds restricted stock awards issued to directors and employees under our equity plans.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting. If you wish to vote at the meeting, you will need to bring proof of identity.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote by filling out a voting form that accompanies your proxy materials. Your broker, bank or nominee may allow you to provide voting instructions by telephone or by the Internet. Please see the form provided by your broker, bank or nominee that accompanies this proxy statement.

If you hold your shares in street name and wish to attend the meeting, you will need to bring proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Berkshire Hills common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or nominee who is the record holder of your shares. You will also need to bring proof of identity to vote at the meeting.

Quorum and Vote Required

Quorum.  We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals.  At this year’s annual meeting, stockholders will elect four directors to serve a term of three years. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the four nominees receiving the greatest number of votes will be elected.

In voting on the non-binding proposal to give advisory approval of our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

In voting on the non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation, a stockholder may select that stockholders: (i) consider the proposal every “1 YEAR”; (ii) consider the proposal every “2 YEARS”; (iii) consider the proposal every “3 YEARS”; or (iv) “ABSTAIN” from voting on the proposal. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the votes cast. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Even though this vote will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on executive compensation will be included in our proxy statements.

In voting on the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan, the affirmative vote of a majority of the votes cast at the annual meeting is required.

In voting on the ratification of the appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for fiscal year 2011, the affirmative vote of a majority of the votes cast at the annual meeting is required.

Routine and Non-Routine Proposals.  Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The New York Stock Exchange (“NYSE”) allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the ratification of our independent auditors (Item 5) as a routine matter. Your broker, therefore, may vote your shares in its discretion on these routine matters if you do not instruct your broker how to vote on them. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. The NYSE no longer considers the election of directors to be routine (Item 1). Therefore, brokers holding shares for their customers will not have the ability to cast votes with respect to the election of directors unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to the election of directors is counted.

How We Count Votes.  If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposals to give advisory approval of our executive compensation, to recommend the frequency with which stockholders vote on our executive compensation, to approve the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan and to ratify the selection of the independent registered public accounting firm, we will not count abstentions or broker non-votes as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

Solicitation of Proxies.  The Company will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other holders of record send proxies and proxy materials to the beneficial owners of Berkshire Hills Bancorp, Inc. common stock and secure their voting instructions, if necessary. We have also made arrangements with Phoenix Advisory Partners to assist us in soliciting proxies and have agreed to pay them a fee of $6,000 plus reasonable expenses for their services. If necessary, we may also use several of its employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote “FOR” each of the nominees for director, “FOR” our executive compensation as described in this proxy statement, “FOR” the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan and “FOR” ratification of the appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for fiscal year 2011, and that you mark the “1 YEAR” box with respect to the advisory proposal on the frequency of the stockholders’ vote on executive compensation.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named as proxies on the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided such new meeting occurs within 30 days of the annual meeting and you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Berkshire Bank 401(k) Plan

If you invest in Berkshire Hills common stock through the Berkshire Hills Bancorp Stock Fund in our 401(k) Plan, you will receive a voting instruction card that reflects all shares you may vote under the plan. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares in the Berkshire Hills Bancorp, Inc. Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions is April 28, 2011.

Participants in the Berkshire Hills Bancorp, Inc. 2001 Stock-Based Incentive Plan and/or the Amended and Restated 2003 Equity Compensation Plan

If you have been granted a restricted stock award under the Berkshire Hills Bancorp, Inc. 2001 Stock-Based Incentive and/or the Amended and Restated 2003 Equity Compensation Plan (collectively referred to as the “Incentive Plan”), you will receive a voting instruction card that reflects all unvested shares of Berkshire Hills Bancorp, Inc. common stock subject to the restricted stock award that you may vote under the plan. Under the terms of the Incentive Plan, a participant is entitled to direct the trustee how to vote the unvested shares of restricted Berkshire Hills Bancorp, Inc. common stock awarded to him or her. The trustee will vote the shares of Berkshire Hills Bancorp, Inc. held in the Incentive Plan Trust in accordance with instructions it receives from you and other stock award recipients. The deadline for returning your voting instructions is April 28, 2011.

Corporate Governance

Director Independence

The Company’s Board of Directors currently consists of 11 members, all of whom are independent under the listing requirements of The NASDAQ Stock Market, except for Messrs. Daly and Curley, who are Officers of Berkshire Hills and Berkshire Bank. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to Directors Mahoney, Miller, Phelps, Templeton and Thurston.

Corporate Governance Policy

The Board of Directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operation of the Board of Directors; the operation of board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the Chief Executive Officer.

Committees of the Board of Directors

The following table identifies our standing committees and their members. All members of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are independent in accordance with the listing requirements of The NASDAQ Stock Market. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all four committees are available in the Governance Documents portion of the Investor Relations section of the Company’s Web site (www.berkshirebank.com).

Director	Audit Committee	Compensation Committee	Corporate Governance/ Nominating Committee	Risk Management Committee
Lawrence A. Bossidy		X	X*
Robert M. Curley				X
Michael P. Daly
John B. Davies		X*	X
Rodney C. Dimock	X
Susan M. Hill	X
Cornelius D. Mahoney			X	X*
Catherine B. Miller		X
David E. Phelps	X*		X
D. Jeffrey Templeton				X
Corydon L. Thurston	X
Number of Meetings in 2010	6	7	6	5

*	Denotes Chairperson

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with legal and regulatory requirements related to accounting and financial reporting. The Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its performance and independence. Each member of the Audit Committee is independent under the listing requirements of The NASDAQ Stock Market and the rules of the Securities and Exchange Commission applicable to audit committee members. The Board of Directors has designated Director Hill as an audit committee financial expert under the rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company and its subsidiaries and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining and/or recommending the amount or form of executive compensation.

Corporate Governance/Nominating Committee

The Company’s Corporate Governance/Nominating Committee assists the Board of Directors in: (1) identifying qualified individuals to serve as Board members, (2) determining the composition of the Board of Directors and its committees, (3) monitoring a process to assess Board effectiveness and (4) developing and implementing the Company’s corporate governance guidelines. The Corporate Governance/Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders.

Minimum Qualifications.  The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

These qualifications include:

•	No person shall be eligible for election or appointment to the Board of Directors: (i) if such person has, within the previous 10 years, been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. 1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime; and (iv) except for persons serving as members of the initial Board of Directors or except as otherwise approved by the Board of Directors, unless such person has been, for a period of at least one year immediately prior to his or her nomination or appointment, a resident of a county in which the Corporation or its subsidiaries maintains a banking office or a county contiguous to any such county.
•	No person shall be eligible for election or appointment to the Board of Directors if such person is the nominee or representative of a company, as that term is defined in Section 10 of the Home Owners’ Loan Act or any successor provision, of which any director, partner, trustee or shareholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors.
•	No person may serve on the Board of Directors and at the same time be a director of more than two other public companies, or their subsidiaries.
•	No person shall be eligible for election to the Board of Directors if such person is the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R Section 574 4(d)), that includes a person who is ineligible for election to the Board of Directors.

•	The Board of Directors shall have the power to construe and apply the provisions of the Company’s by-laws and other governance documents, and to make all determinations necessary or desirable to implement such provisions, including but not limited to determinations as to whether a person is a nominee or representative of a person, a company or a group, whether a person or company is included in a group, and whether a person is the nominee or representative of a group acting in concert.

If the candidate is deemed eligible and qualified for election to the Board of Directors, the Corporate Governance/Nominating Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;
•	familiarity with and participation in the local communities;
•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;
•	dedication to the Company and its stockholders; and
•	independence.

The Committee also will consider any other factors the Corporate Governance/Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity is considered in terms of how a candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

With respect to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; the experience, skills and contributions that the existing director brings to the board; and independence.

Director Nomination Process.  The Corporate Governance/Nominating Committee has adopted a process to identify and evaluate individuals to be nominated for election to the Board of Directors. For purposes of identifying nominees, the Corporate Governance/Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by the Company and its subsidiaries. The Corporate Governance/Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Corporate Governance/Nominating Committee has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described above under “Minimum Qualifications.” If such individual fulfills these criteria, the Corporate Governance/Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Consideration of Recommendations by Stockholders.  It is the policy of the Corporate Governance/Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders.  To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;
2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;
3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;
4.	As to the stockholder making the recommendation, the name and address of such stockholder as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and
5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Leadership Structure

The Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that the current leadership structure has served the Company well over recent years and that it is the best leadership structure for the Company at the present time.

Risk Management Committee

The Risk Management Committee assists the Board of Directors in: (1) overseeing management’s program to limit or control the material business risks that confront the Company; and (2) approving policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure the material business risks of the Company and its subsidiaries. These material business risks include, but are not limited to, credit risk, interest rate risk, liquidity risk, regulatory risk, legal risk, operational risk, strategic risk and reputation risk.

Board and Committee Meetings

During 2010, the Board of Directors held twelve meetings. All of the current directors attended at least 75% of the total number of the board meetings and committee meetings held on which such directors served during 2010.

Director Attendance at Annual Meeting of Stockholders

The Board of Directors encourages each director to attend annual meetings of stockholders. All but two directors attended the 2010 annual meeting of stockholders.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. A copy of the Code of Business Conduct can be found in the Governance Documents portion of the Investor Relations section of the Company’s Web site (www.berkshirebank.com).

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the fair presentation of those financial statements in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and provided its Report on Internal Control over Financial Reporting. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the fairness and conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented fairly in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Audit Committee of the Board of Directors of
Berkshire Hills Bancorp, Inc.

David E. Phelps, Chair
Rodney C. Dimock
Susan M. Hill
Corydon L. Thurston

Director Compensation

The Company uses a combination of cash, restricted stock and stock options to attract and retain qualified candidates to serve on the Board. Equity compensation provides the opportunity to earn more based on the Company’s total stockholder return and to align directors’ interests with those of the Company’s stockholders. The Corporate Governance/Nominating Committee reviews director compensation and benefits annually and makes recommendations to the Board. The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2010 fiscal year. This table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Wallace W. Altes	—	7,431	—	32,680	40,111
Lawrence A. Bossidy	33,100	7,431	—	580	41,111
Robert M. Curley	32,100	—	—	—	32,100
John B. Davies	33,100	7,431	—	580	41,111
Rodney C. Dimock	32,100	12,942	—	1,196	46,238
Susan M. Hill	32,100	14,674	—	1,246	48,020
Cornelius D. Mahoney	33,100	7,431	—	24,380	64,911
Catherine B. Miller	32,100	7,431	—	580	40,111
David E. Phelps	33,100	12,942	—	1,206	47,248
D. Jeffrey Templeton	32,100	7,431	—	580	40,111
Corydon L. Thurston	32,100	7,431	—	580	40,111

(1)	Represents the grant date fair value of the restricted stock awarded under the Amended and Restated Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan. The grant date fair value of the restricted stock awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718 (formerly FAS 123(R)). A discussion of the assumptions used in calculating the award values may be found at footnote 34 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010. No Option Awards were granted to any director in 2010. As of December 31, 2010, each non-employee director had the following number of unvested shares of restricted stock and stock options outstanding:

Name	Shares of Unvested Restricted Stock Held in Trust	Stock Options Outstanding
Lawrence A. Bossidy	2,151	12,005
Robert M. Curley	2,151	—
John B. Davies	2,151	21,621
Rodney C. Dimock	2,151	—
Susan M. Hill	2,151	—
Cornelius D. Mahoney	2,151	15,000
Catherine B. Miller	2,151	495
David E. Phelps	2,151	—
D. Jeffrey Templeton	2,151	5,260
Corydon L. Thurston	2,151	495
(2)	Reflects the dollar value of dividends paid on stock awards. For Mr. Mahoney, also includes $23,800 in imputed income on split dollar insurance. Mr. Altes retired from the Board on December 11, 2009, but by agreement is continuing to receive Board fees through May 2012, when his term otherwise would have expired.

Retainers for Non-Employee Directors.  The following table sets forth the applicable retainers that will be paid to our non-employee directors for their service on our Board of Directors during 2011.

Annual Cash Retainer for Board Service	$25,000
Annual Equity Retainer for Board Service	$20,000
Annual Retainer for Audit Committee Chair	$5,000
Annual Retainer for Compensation and Risk Management Committee Chairs	$4,000
Annual Retainer for Attendance at Committee Meetings	$8,000
Annual Retainer for Attendance at Governance and Nominating Committee Meetings	$4,000

In addition, the Chairman of the Board of Directors receives an annual payment of $20,000 for his additional services to the Board of Directors and as Chairman of the Governance/Nominating Committee.

Stock Ownership

The following table provides information as of March 10, 2011, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 14,115,328 shares outstanding at March 10, 2011.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	1,355,100(1)	9.60
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,037,565(2)	7.35
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,018,844(3)	7.22
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	953,436(4)	6.75
MFC Global Investment Management (U.S.), LLC 101 Huntington Avenue Boston, Massachusetts 02199	744,937(5)	5.28
Systematic Financial Management, L.P. 300 Frank W. Burr Blvd., Glenpointe East 7th Floor Teaneck, New Jersey 07666	724,729(6)	5.13

(1)	Based on information contained in a Schedule13G/A filed with the U.S. Securities and Exchange Commission on January 12, 2011.
(2)	Based on information contained in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 10, 2011.
(3)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 2, 2011.
(4)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 11, 2011.
(5)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 11, 2011.
(6)	Based on information contained in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 14, 2011.

The following table provides information about the shares of Company common stock that are owned by each director or nominee for director of the Company, by the executive officers named in the Summary Compensation Table and the aggregate number of shares owned by all directors, nominees for director and executive officers of the Company as a group as of March 10, 2011. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown and none of the shares shown have been pledged. The number of shares owned by all directors and named executive officers as a group totaled 3.75% of our outstanding common stock as of

March 10, 2011. Each director and named executive officer owned less than 1.00% of our outstanding common stock as of that date, except for Mr. Daly who owned 1.08% of our common stock as of that date. Percentages are based on 14,115,328 shares outstanding at March 10, 2011.

Name	Number of Shares Owned (Excluding Options)(1)		Options Exercisable Within 60 Days	Total
Directors
Lawrence A. Bossidy	75,437	(2)	12,005	87,442
Robert M. Curley	4,756		—	4,756
Michael P. Daly	105,310	(3)	47,481	152,791
John B. Davies	14,556		21,621	36,177
Rodney C. Dimock	10,864	(4)	—	10,864
Susan M. Hill	21,035	(5)	—	21,035
Cornelius D. Mahoney	52,323	(6)	15,000	67,323
Catherine B. Miller	16,997	(7)	495	17,492
David E. Phelps	6,792		—	6,792
D. Jeffrey Templeton	19,825		5,260	25,085
Corydon L. Thurston	17,697	(8)	495	18,192
Named Executive Officers Who Are Not Directors
Michael J. Oleksak	16,833		—	16,833
Kevin P. Riley	46,065		—	46,065
Sean A. Gray	14,126		—	14,126
Richard M. Marotta	3,918		—	3,918
All Executive Officers and Directors, as a Group (15 persons)	426,534		102,357	528,891

(1)	This column includes the following:

Name	Shares of Granted but Unearned Restricted Stock Held In Trust	Shares Held In Trust in the Berkshire Bank 401(k) Plan
Mr. Bossidy	2,151	—
Mr. Curley	2,151	—
Mr. Daly	14,913	19,790
Mr. Davies	2,151	—
Mr. Dimock	2,151	—
Ms. Hill	2,151	—
Mr. Mahoney	2,151	—
Ms. Miller	2,151	—
Mr. Phelps	2,151	—
Mr. Templeton	2,151	—
Mr. Thurston	2,151	—
Mr. Oleksak	7,104	—
Mr. Riley	8,473	4,828
Mr. Gray	7,617	397
Mr. Marotta	10,483	—
(2)	Includes 69,518 shares held in a trust.
(3)	Includes 51,259 shares pledged as security.
(4)	Includes 3,400 shares held by an LLC.
(5)	Includes 122 shares held by Ms. Hill’s spouse’s IRA.
(6)	Includes 675 shares held by each of Mr. Mahoney’s two children via trusts. Includes 48,822 shares pledged as security.
(7)	Includes 1,031 shares held by Ms. Miller’s spouse.
(8)	Includes 112 shares held by a custodian for Mr. Thurston’s child.

Proposals to be Voted on by Stockholders

Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of 11 members. The Board is divided into three classes, each with three-year staggered terms, with one-third of the directors elected each year. The nominees for election this year are Michael P. Daly, Susan M. Hill, Cornelius D. Mahoney and Catherine B. Miller, all of whom are current directors of the Company and the Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2009. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of the Bank.

Board Nominees for Terms Ending in 2014

Michael P. Daly is President and Chief Executive Officer of the Company and the Bank. Before these appointments, Mr. Daly served as Executive Vice President and Senior Loan Officer of the Bank. He has been an employee of the Bank since 1986. Mr. Daly’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board of Directors. Age 49. Director since 2002.

Susan M. Hill is President of Hill & Thompson, P.C., a certified public accounting firm located in Manchester Center, Vermont. She served as a director of Factory Point Bancorp, Inc. and Factory Point National Bank of Manchester Center from 1992 until their acquisition by Berkshire Hills in September 2007. As an accountant, Ms. Hill provides knowledge and expertise to the Board in the areas of financial statement preparation and reporting, and serves as the Company’s Audit Committee Financial Expert. Ms. Hill is designated as a Certified Financial Planner and adds value in the oversight of the Company’s financial services and wealth management business. She also provides experience and perspective concerning operations in our Vermont region. Age 61. Director since 2007.

Cornelius D. Mahoney served as President, Chief Executive Officer and Chairman of the Board of Woronoco Bancorp and Woronoco Savings Bank before their merger with the Company and the Bank in June 2005. He is a former Chairman of America’s Community Bankers and the Massachusetts Bankers Association and a former Director of the Federal Home Loan Bank of Boston. He was a member of the Thrift Institution Advisory Council to the Federal Reserve Board of Governors and is a past Chairman of the Board of Trustees at Westfield State College. Mr. Mahoney provides valuable experience and insight as a successful banking executive and nationally recognized industry contributor, as well as knowledge of and involvement with our Springfield region markets. Age 65. Director since 2005.

Catherine B. Miller was a Vice President and an owner of Wheeler & Taylor, Inc., an insurance agency with offices in Stockbridge, Great Barrington and Sheffield, Massachusetts. Ms. Miller previously held administrative and faculty appointments at the State University of New York in Albany and Simon’s Rock College of Bard in Great Barrington, Massachusetts. Ms. Miller is a prominent business and community leader in southern Berkshire County, and provides perspective and understanding to the Board concerning the operations of the Company’s insurance business. Age 69. Director since 1983.

Directors with Terms Ending in 2012

Lawrence A. Bossidy held the positions of Chairman and Chief Executive Officer of Honeywell International, Inc. and before that he was Chairman and Chief Executive Officer of AlliedSignal. Before that, he held the positions of Chief Operating Officer of General Electric Credit, President of General Electric’s Services and Materials Sector and Vice Chairman of General Electric. Mr. Bossidy has served as a member of the Boards of Directors of Merck & Co., Inc., JPMorgan Chase, and K&F Industries Holdings. Mr. Bossidy has authored two prominent books on business leadership and is nationally recognized and respected for his business success and contributions to corporate governance and to the arts of business execution and leadership development. Age 76. Director since 2002.

Robert M. Curley served as Chairman and President for Citizens Bank in New York from 2005 to 2009. Prior to joining Citizens, Mr. Curley served at Charter One Bank where he was President for New York and New England. During the period of 1976 to 1999, Mr. Curley was employed by KeyCorp., where he rose to the position of Vice Chairman of KeyBank N.A., and served as President and Chief Executive Officer of four subsidiary banks. Mr. Curley was hired by the Company and the Bank as Chairman of their New York bank and appointed as a non-independent director of the Company and the Bank in December 2009. He brings a wealth of knowledge to the Board concerning the banking industry in the northeastern United States generally, and our New York Capital District region specifically, as well as the day-to-day management and oversight of a highly successful bank. Age 63. Director since 2009.

D. Jeffrey Templeton is the owner and President of The Mosher Company, Inc., located in Chicopee, Massachusetts, a manufacturer of buffing and polishing compounds, abrasive slurries and a distributor of related grinding, polishing and lapping machinery. Mr. Templeton is a former director of Woronoco Bancorp and provides experience and perspective as a successful business owner in our Springfield and central Massachusetts markets. Age 69. Director since 2005.

Corydon L. Thurston is the owner and President of North Adams Tower Company, Inc. which owns and manages telecommunications towers. He also has served as an acquisition specialist and special projects consultant for Redstone Properties, Inc., a land development company, located in Williamstown, Massachusetts. Mr. Thurston was President of Berkshire Broadcasting Co., Inc., a company founded in 1963 that owned and operated commercial radio stations in North Adams and Great Barrington, Massachusetts, until their sale in May, 2004. Mr. Thurston provides knowledge and understanding of the Berkshire County economy and marketplace and strong ties to local communities. Age 58. Director since 1988.

Directors with Terms Ending in 2013

John B. Davies is a former Executive Vice President of Massachusetts Mutual Life Insurance and is currently an Agent Emeritus with Massachusetts Mutual providing high net worth counseling with a focus on tax efficiency and intergenerational transfers of wealth. Mr. Davies is a former director of Woronoco Bancorp, and provides the Board with knowledge and understanding of our Springfield and central Massachusetts markets, as well as experience in financial institution management, and expertise in financial services including insurance and wealth management. Age 61. Director since 2005.

Rodney C. Dimock is a Principal at Arrow Capital, LLC, a private investing property development and consulting services company, located in West Granby, Connecticut. He was formerly President, Chief Operating Officer and a director of Cornerstone Properties, a $4.8 billion office building real estate investment trust and before that he was President of Aetna Realty Investors, Inc., one of the country’s largest real estate investment management advisors. Mr. Dimock provides experience in financial institution management, as well as experience and perspective on commercial real estate markets and the business climate and opportunities in Southern New England. Age 64. Director since 2006.

David E. Phelps is the President and Chief Executive Officer of Berkshire Health Systems, whose major affiliates are Berkshire Medical Center, Fairview Hospital and Berkshire Health Care Systems, an operator of nursing and rehabilitative care facilities throughout Berkshire County and other areas of Massachusetts, Ohio and Pennsylvania. Mr. Phelps is a prominent corporate executive in Berkshire County with strong ties to the local community and economy. Age 58. Director since 2006.

Proposal 2 — Advisory (Non-Binding) Vote on Executive Compensation

In accordance with recently adopted changes to Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve our executive compensation, as described above under “Compensation Discussion and Analysis,” compensation tables and narrative discussion of Named Executive compensation in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “For” the proposal.

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby Approved.”

Is the stockholder vote binding on the Company?  This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the stockholders when considering future executive compensation arrangements.

What Is The Board’s Recommendation On Voting On This Proposal?  The Board unanimously recommends that stockholders vote “For” this proposal.

Proposal 3 — Advisory (Non-Binding) Vote on the
Frequency Executive Compensation of Voting on Executive Company

In accordance with recently adopted changes to Section 14A of the Exchange Act, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of executive officers (the “say-on-pay” advisory vote in Proposal 2 above) this year and will do so at least once every three years thereafter. Pursuant to recently adopted changes to Section 14A of the Exchange Act, at the 2011 Annual Meeting, we are also asking stockholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future stockholder “say-on-pay” advisory votes on executive compensation be conducted every year. The determination was based upon the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis by the Board of Directors upon a recommendation from the Compensation Committee and the belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual recommendation.

Although the Board of Directors recommends a “say-on-pay” vote every year, stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years or abstain. Stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation.

Is the stockholder vote binding on the Company?  This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome.

What Is The Board’s Recommendation On Voting On This Proposal?  The Board unanimously recommends that stockholders mark the “1 YEAR” box with respect to the advisory proposal on the frequency of the stockholders’ vote on executive compensation.

Proposal 4 — Approval of the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan

The Board of Directors has approved for submission to stockholders for approval the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is designed to provide officers, employees and directors of Berkshire Hills and its subsidiaries, including Berkshire Bank, with incentives to promote the growth and performance of Berkshire Hills. The Equity Incentive Plan is subject to stockholder approval and will become effective upon its implementation by the Board of Directors subsequent to satisfaction of applicable stockholder approval requirements. Most of the companies that we compete with for directors and management-level employees are public companies that offer equity compensation as part of their overall director and officer compensation programs. The Equity Incentive Plan will give us the flexibility we need to continue to attract and retain highly qualified individuals by offering a competitive compensation program that is linked to the performance of our common stock.

Berkshire Hills also sponsors an Amended and Restated 2003 Equity Compensation Plan (“2003 Equity Compensation Plan”). As of February 4, 2011, 34,836 shares of Berkshire Hills common stock remain available for grant as stock options or restricted stock under the 2003 Equity Compensation Plan. The Board of Directors has adopted a resolution that, if the Equity Incentive Plan is approved by stockholders, the 2003 Equity Compensation Plan will be terminated as to future grants. Accordingly, following shareholder approval of the Equity Incentive Plan, no further shares will be granted under the 2003 Equity Compensation Plan and any remaining shares available for grant under the 2003 Equity Compensation Plan will be rolled-over and made available for grant under the Equity Incentive Plan. As of February 4, 2011 a total of approximately 140,000 options were outstanding (with a weighted average exercise price of $25.09 and a weighted average remaining term of 2.48 years) and a total of approximately 165,000 shares of restricted stock were outstanding.

The following is a summary of the material features of the Equity Incentive Plan, which is qualified in its entirety by reference to the provisions of the Equity Incentive Plan, attached hereto as Appendix A.

General

Subject to permitted adjustments for certain corporate transactions, the Equity Incentive Plan authorizes the issuance or delivery to participants of up to 1,434,836 shares of Company common stock (which includes 34,836 shares that will be rolled-over from the 2003 Equity Compensation Plan) pursuant to grants of restricted stock awards, incentive stock options, and non-qualified stock options; provided, however, that to the extent that an award is granted as a restricted stock award, the number of shares under the Equity Incentive Plan will be reduced on a three-for-one basis.

The Equity Incentive Plan will be administered by the members of Berkshire Hills’s Compensation Committee who are “Disinterested Board Members,” as defined in the Equity Incentive Plan (the “Committee”). The Committee has full and exclusive power within the limitations set forth in the Equity Incentive Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines for carrying out the Equity Incentive Plan’s purposes; and interpreting and otherwise construing the Equity Incentive Plan. The Equity Incentive Plan also permits the Committee to delegate to its responsibilities and powers to any one or more of its members or other persons, including one or more officers of Berkshire Hills, the power to: (i) designate officers and employees who will receive awards; and (ii) determine the number of awards to be received by them, provided that such delegation is not prohibited by applicable law or the rules of the stock exchange on which our common stock is traded. Awards intended to be “performance-based” under Section 162(m) of the Internal Revenue Code shall be granted by the Committee in order to be exempt from the $1.0 million limit on deductible compensation for tax purposes.

The Committee may grant an award under the Equity Incentive Plan as an alternative to or replacement of an existing award under the Equity Incentive Plan or any other plan of Berkshire Hills or its subsidiaries, or as the form of payment for grants or rights earned or due under any other plan or arrangement of Berkshire Hills or its subsidiaries, including the plan of any entity acquired by Berkshire Hills or its subsidiaries.

The Equity Incentive Plan may be funded with authorized but unissued shares or with shares repurchased in open market transactions. Depending on market and financial conditions at the time of the establishment and implementation of the Equity Incentive Plan, we expect to fund awards under the Equity Incentive Plan with shares repurchased in open market transactions.

Eligibility

Employees and directors of Berkshire Hills and its subsidiaries, including Berkshire Bank, are eligible to receive awards under the Equity Incentive Plan, except that non-employees may not be granted incentive stock options.

Types of Awards

The Committee may determine the type and terms and conditions of awards under the Equity Incentive Plan, which shall be set forth in an award agreement delivered to each participant. Each award shall be subject to conditions established by the Committee that are set forth in the recipient’s award agreement, and shall be subject to vesting conditions and restrictions as determined by the Committee. Awards may be granted in a combination of incentive and non-qualified stock options or restricted stock, as follows:

Stock Options.  A stock option is the right to purchase shares of common stock at a specified price for a specified period of time. The exercise price may not be less than the fair market value of a share of our common stock on the date the stock option is granted. Fair market value for purposes of the Equity Incentive Plan means the final sales price of Berkshire Hills’s common stock as reported on the Nasdaq stock market on the date in question, or if Berkshire Hills’s common stock was not traded on such date, then on the day prior to such date or on the next preceding day on which Berkshire Hills’s common stock was traded, and without regard to after-hours trading activity. The Committee will determine the fair market value of the common stock, in accordance with Section 422 of the Internal Revenue Code, if it cannot be determined in the manner described above. Further, the Committee may not grant a stock option with a term that is longer than 10 years.

Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages that are not available to non-qualified stock options, and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. Outside directors may only receive non-qualified stock options under the Equity Incentive Plan. Shares of common stock purchased upon the exercise of a stock option must be paid for at the time of exercise either (i) by personal, certified or cashiers check, (ii) by tendering stock of Berkshire Hills owned by the participant in satisfaction of the exercise price, or (iii) by a “cashless exercise” through a third party. The total number of shares that may be acquired upon the exercise of a stock option will be rounded down to the nearest whole share.

Restricted Stock.  A restricted stock award is a grant of common stock, subject to vesting requirements, to a participant for no consideration or such minimum consideration as may be required by applicable law or regulation. Restricted stock awards may be granted only in whole shares of common stock and are subject to vesting conditions and other restrictions established by the Committee as set forth in the Equity Incentive Plan or the award agreement. Prior to vesting of the restricted stock award, unless otherwise determined by the Committee, the recipient of a restricted stock award may exercise any voting rights with respect to common stock subject to an award, however, unless otherwise determined by the Committee, any dividends declared on shares of restricted stock shall be held by the Committee and distributed only when the underlying shares vest in the participant.

Prohibition Against Repricing of Options.  The Equity Incentive Plan provides that neither the Committee nor the Board is authorized to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a stock option previously granted.

Limitation on Awards Under the Equity Incentive Plan

The following limit applies to awards under the Equity Incentive Plan:

•	the maximum number of shares of stock that may available for award as stock options and/or restricted stock is 1,434,836 (which includes 34,836 shares that will be rolled-over from our 2003 Equity Compensation Plan that will be terminated upon approval of the Equity Incentive Plan), provided that each share of restricted stock granted will reduce the shares available for award on the basis of three shares for each share of restricted stock; and
•	the maximum number of shares of stock that may be subject to stock options granted to any employee in any calendar year shall be 150,000.

To the extent any shares of stock covered by an award (including restricted stock awards) under the Equity Incentive Plan are not delivered to a participant or beneficiary for any reason, including because the award is forfeited or canceled or because a stock option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the Plan. In the case of the forfeiture or cancellation of a restricted stock award, three shares will be available for each share of restricted stock forfeited or cancelled. To the extent (i) a stock option is exercised by using an actual or constructive exchange of shares to pay the exercise price, (ii) shares of stock covered by an award are withheld to satisfy withholding taxes upon exercise or vesting of the award, or (iii) stock options are exercised by a net settlement of such stock options, then the number of shares of stock available shall be reduced by the gross number of stock options exercised rather than the net number of shares of stock issued.

In the event of a corporate transaction involving the stock of Berkshire Hills (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event to the extent that the adjustment will not affect the award’s status as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, if applicable; provided, however, that the Committee may adjust awards to preserve the benefits or potential benefits of the awards, including the prevention of automatic adjustments if appropriate.

Performance Features

General.  A federal income tax deduction for Berkshire Hills is generally unavailable for annual compensation in excess of $1.0 million paid to its chief executive officer and three other most highly compensated officers (other than its chief financial officer) named in the summary compensation table. However, amounts that constitute “performance-based compensation” (under Section 162(m) of the Internal Revenue Code) are not counted toward the $1.0 million limit. The Equity Incentive Plan is designed so that stock options will be considered performance-based compensation. The Committee may designate whether any restricted stock awards granted to any participant are intended to be performance-based compensation. Any restricted stock awards designated as performance-based compensation will be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Internal Revenue Code.

Performance Measures.  The performance measures that may be used for such awards will be based on any one or more of the following performance measures, as selected by the Committee: basic earnings per share; basic cash earnings per share; diluted earnings per share; core earnings per share; diluted cash earnings per share; net income; cash earnings; net interest income; non-interest income; general and administrative expense to average assets ratio; cash general and administrative expense to average assets ratio; efficiency ratio; cash efficiency ratio; return on average assets; core return on average assets; cash return on average assets; return on average stockholders’ equity; cash return on average stockholders’ equity; core return on equity; return on average tangible stockholders’ equity; cash return on average tangible stockholders’ equity; core earnings; operating income; operating efficiency ratio; net interest margin; growth in assets, loans (including home equity lines of credit), or deposits; loan production volume; non-performing loans; cash flow; capital preservation (core or risk-based); interest rate risk exposure-net portfolio value; interest rate risk-sensitivity; liquidity parameters; strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; stock price (including, but not limited to, growth measures and total shareholder return); operating expense as a percentage of average assets; core deposits as a percentage of total deposits; net charge-off percentage; average percentage past due; classified assets to total assets; compliance/audit exam findings; capital ratio; management achievement of strategic plan goals; system knowledge and utilization of core applications; customer service survey; or any combination of the foregoing. Performance measures may be based on the performance of Berkshire Hills as a whole or of any one or more subsidiaries or business units of Berkshire Hills or a subsidiary and may be measured relative to a peer group, an index or a business plan. The Committee may adjust performance measures after they have been set, but only to the extent the Committee exercises negative discretion as permitted under applicable law for purposes of an exception to Section 162(m) of the Internal Revenue Code. In establishing the performance measures, the Committee may provide for the inclusion or exclusion of certain items. Additionally, the grant of an award intended to be performance-based compensation and the establishment of any performance-based measures shall be made during the period required by Section 162(m) of the Internal Revenue Code.

Vesting of Awards

The Committee may specify vesting requirements on any award. If the vesting of an award under the Equity Incentive Plan is conditioned on the completion of a specified period of service with Berkshire Hills or its subsidiaries, without the achievement of performance measures or objectives, then the required period of service for full vesting shall be determined by the Committee and evidenced in an award agreement. Unless the Committee specifies otherwise, awards will vest at the rate of 20% per year commencing one year after the date of grant; subject to acceleration of vesting in the event of death or disability. The Committee may determine that all stock options then held by a participant shall become fully exercisable (subject to expiration provisions otherwise applicable to such award) and all restricted stock awards, other than awards subject to performance-based vesting conditions, shall be fully earned and vested immediately. No award that is intended to be performance-based compensation under Code Section 162(m) shall accelerate vesting on retirement or other termination of service (other than due to death or disability). In the event of a participant’s retirement, a performance-based award will vest pro-rata at the end of the performance period, based on the period of the participant’s active employment and level of achievement of the performance measures, provided that the participant was employed for a minimum of one year during the performance period.

Change in Control

Unless otherwise stated in an award agreement as determined by the Committee, upon the occurrence of a change in control of Berkshire Hills, all stock awards then held by a participant will become fully vested and all stock option awards shall become fully exercisable. For the purposes of the Equity Incentive Plan, a change in control occurs when: (a) an event that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; (b) any person is or becomes the beneficial owner, directly or indirectly, of securities of Berkshire Hills representing 20% or more of the combined voting power of Berkshire Hills’s then outstanding voting securities; (c) the Incumbent Directors (as defined in the Equity Incentive Plan) cease, for any reason, to constitute a majority of the Whole Board (as defined in the Equity Incentive Plan); or (d) a plan of reorganization, merger, consolidation or similar transaction involving Berkshire Hills and one or more other corporations or entities is consummated, other than a plan of reorganization, merger, consolidation or similar transaction that is defined in the Equity Incentive Plan as an Excluded Transaction, or the stockholders of Berkshire Hills approve a plan of complete liquidation of Berkshire Hills, or a sale, liquidation or other disposition of all or substantially all of the assets of Berkshire Hills or the Bank is consummated; or (e) a tender offer is made for 20% or more of the outstanding voting securities of Berkshire Hills and the stockholders owning beneficially or of record 20% or more of the outstanding voting securities of Berkshire Hills have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

Forfeiture

The Committee may specify that rights and benefits with respect to any award may be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events in addition to any otherwise applicable vesting or performance conditions. Such events include termination for cause; termination of service, violations of material policies; breach of noncompetition, confidentiality or other restrictive covenants; or any other conduct that is detrimental to Berkshire Hills’s business or reputation, its affiliates and/or its subsidiaries.

If Berkshire Hills is required to prepare an accounting restatement due to the material noncompliance of Berkshire Hills, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or any similar securities laws shall reimburse Berkshire Hills the amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement. In addition, in the event of an accounting restatement, the Committee, in its sole and exclusive discretion, may require that any participant reimburse Berkshire Hills for all or any part of the amount of any payment in settlement of any award granted hereunder.

Amendment and Termination

The Board of Directors may, at any time, amend or terminate the Equity Incentive Plan or any award granted under the Equity Incentive Plan, provided that, except as provided in the Equity Incentive Plan, no amendment or termination may adversely impair the rights of an outstanding award without the participant’s (or affected beneficiary’s) written consent. The Board of Directors may not amend the provision of the Equity Incentive Plan related to repricing, materially increase the original number of securities that may be issued under the Equity Incentive Plan (other than as provided in the Equity Incentive Plan), materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the Equity Incentive Plan, without approval of stockholders. Notwithstanding the foregoing, the Board may, without stockholder approval, amend the Equity Incentive Plan at any time, retroactively or otherwise, to ensure that the Equity Incentive Plan complies with current or future law and the Board of Directors may unilaterally amend the Equity Incentive Plan and any outstanding award, without participant consent, in order to maintain an exemption from, or to comply with, Section 409A of the Internal Revenue Code, and its applicable regulations and guidance.

Effective Date and Duration of Plan

The Equity Incentive Plan will become effective when established and implemented by the Board of Directors subsequent to the satisfaction of the applicable stockholder approval requirements at this annual meeting. The Equity Incentive Plan will remain in effect as long as any awards under it are outstanding; however, no awards may be granted under the Equity Incentive Plan on or after the 10-year anniversary of the effective date of the Equity Incentive Plan. At any time, the Board of Directors may terminate the Equity Incentive Plan. However, any termination of the Equity Incentive Plan will not affect outstanding awards.

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the Equity Incentive Plan.

Non-Qualified Stock Options.  The grant of a non-qualified option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and Berkshire Hills will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options.  The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of Berkshire Hills or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and Berkshire Hills will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock.  A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided that that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and Berkshire Hills will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and Berkshire Hills will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Internal Revenue Code will include the full fair market value of the restricted stock award in taxable income in the year of grant at the grant date fair market value.

Withholding of Taxes.  Berkshire Hills may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards or may tender previously owned shares to Berkshire Hills to satisfy the minimum tax withholding requirements.

Change in Control.  In the event of a change in control, outstanding unvested awards under the Equity Incentive Plan may be considered parachute payments that would cause an “excess parachute payment” under the Internal Revenue Code. An excess parachute payment may subject the participant to a 20% excise tax and preclude deduction by Berkshire Hills.

Deduction Limits.  Section 162(m) of the Internal Revenue Code generally limits Berkshire Hills’s ability to deduct for tax purposes compensation in excess of $1.0 million per year for its chief executive officer and the three other most highly compensated executives (excluding the chief financial officer) named in the summary compensation table (“covered employees”). Restricted stock awards, other than performance-based restricted stock awards, and other awards that are not subject to performance goals may be subject to this deduction limit if income recognized on the awards plus other compensation of the executive that is subject to the limit exceeds $1.0 million. “Qualified performance-based compensation” is not subject to this limit and is fully deductible by Berkshire Hills. “Qualified performance-based compensation” is compensation that is subject to a number of requirements such as stockholder approval of possible performance goals, and objective quantification of those goals in advance. Stock options available for award under the Equity Incentive Plan will be considered “qualified performance-based compensation” even if such awards vest solely due to the passage of time during the performance of services. Accordingly, if an award is not exempt from Section 162(m), income recognized on such award by a covered employee will be subject to the $1.0 million deduction limit on compensation.

In the case of performance-based awards granted to a covered employee that are not distributed until after the covered employee’s retirement or other termination of employment, the $1.0 million deduction limit will not apply and the award will be fully deductible. Performance awards may provide for accelerated vesting upon death, disability, or a change in control and still be considered exempt from the $1.0 million deduction limit. The Equity Incentive Plan is designed so that stock options and performance-based restricted stock awards that are subject to performance goals may qualify as qualified performance-based compensation that is not subject to the $1.0 million deduction limit. Berkshire Hills expects that the Committee will take these deduction limits into account in setting the size and the terms and conditions of awards. However, the Committee may decide to grant awards that result in executive compensation that exceeds the deduction limit.

Tax Advice.  The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the Equity Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Equity Incentive Plan. Berkshire Hills suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Accounting Treatment

Under Financial Accounting Standards Board Accounting Codification Standards Topic 718, Berkshire Hills is required to recognize compensation expense on its income statement over the requisite service period or performance period based on the grant date fair value of stock options and restricted stock.

Awards to be Granted

The Board of Directors adopted the Equity Incentive Plan, and the Compensation Committee intends to meet promptly after stockholder approval to determine the specific terms of the awards, including the allocation of awards to executive officers, employees and non-employee directors. At the present time, no specific determination has been made as to the grant or allocation of awards.

Required Vote

In order to approve the Equity Incentive Plan, the proposal must receive the affirmative vote of a majority of the votes cast at the annual meeting.

The Board of Directors recommends a vote “FOR” the approval of the 2011 Equity Incentive Plan.

Proposal 5 — Ratification of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers, LLP to be the Company’s independent registered public accounting firm for the 2011 fiscal year, subject to ratification by stockholders. A representative of PricewaterhouseCoopers, LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so. Wolf & Company, P.C. was the Company’s independent registered accounting firm for the 2010 fiscal year.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

Audit Fees.  The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2010 and 2009 by Wolf & Company, P.C.:

	2010	2009
Audit Fees(1)	$440,000	$393,000
Audit-Related Fees(2)	$54,480	$86,350
Tax Fees(3)	$71,000	$79,000
All Other Fees	$—	$—

(1)	Includes fees for the financial statement and internal control over financial reporting audits and quarterly reviews.
(2)	For 2010, consists of benefit plan audits, consents for registration statements, due diligence assistance and comfort letter issuance. For 2009, consists of consists of benefit plan audits, consents for registration statements, and comfort letter issuance.
(3)	Consists of tax return preparation and tax-related compliance and services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm must be specific as to the particular services to be provided for compliance with the auditor services policy.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the years ended December 31, 2010 and 2009, respectively, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Compensation Discussion and Analysis

Executive Summary

Performance Summary

The Board and Management of Berkshire Hills Bancorp are committed to creating long term shareholder value by driving high performance growth. We achieved this objective in 2010 and gathered momentum throughout the year, building toward even stronger results going forward.

The Company posted 2010 earnings of $14 million, or $0.99 per share. Berkshire exceeded its budget targets for both revenue and earnings. The Company’s most significant financial achievements included:

Performance Area	Achievement	Percentile (Industry Index*)
Strong Balance Sheet Growth	9% Loan Growth 11% Deposit Growth	85th percentile 75th percentile
Solid Growth in Net Revenue	10% Revenue Growth	55th percentile
Improved Profitability	32% Increase in Pre-tax, Pre-provision profit	85th percentile
Favorable Asset Quality	0.59% Non-Performing Assets/Assets (FYE) 0.42% Net Loan Charge-offs/Average Loans	85th percentile 70th percentile

*	The Industry Index represents exchange traded banks and thrifts (excluding MHCs) between $2b – $12b in assets in New England and Mid Atlantic Regions.

Based on the year’s accomplishments, the Company increased its future operating targets establishing a goal of $2.00 run rate of core earnings per share by the end of 2012. It also established a targeted increase of nearly 40% or better in core earnings per share for the upcoming fiscal year. Berkshire’s stock produced a 10% total return to shareholders in 2010 including price appreciation and dividends.

Berkshire’s financial achievements resulted from disciplined business development in all of the Company’s operating regions, together with careful control of operating expenses and the costs of business expansion. Additionally, the year’s results reflected a number of aggressive actions that management undertook to build and strengthen the Company. Below is a summary of accomplishments of our strategic initiatives:

•	Successful recruitment and integration of two new product line teams:
º	The Asset Based Lending Group was formed to add an important commercial lending program that serves additional industries, diversifies lending risk, and expands the lending geography to include all of New England, with a Boston area headquarters.
º	The Private Banking Group was formed in the Springfield Region, increasing our services to this region centrally located in New England and creating a vehicle for expanding private banking in the Company’s other regions.
•	Opened two de novo branches in the strategically important New York Albany Region.
•	Reorganized the integrated financial services business lines:
º	Consolidated insurance offices and created an insurance service center to reduce costs, improve service, and create a scalable platform for future expansion. Also integrated management with the Retail and Commercial Banking divisions.
º	Reorganized wealth management and recruited new senior leadership to bolster business development and account management resources.
•	Recruited new Risk Management Executive who successfully completed targeted reductions in problem assets during the year.
•	Enrolled the entire Company in America’s Most Exciting Bank University, having every team member attend and complete first semester offerings in the third quarter of the year.

While achieving its growth objectives, the Company also maintained a strong financial condition, completing the year with a 7.9% ratio of tangible equity/assets and a 13.5% ratio of total equity to assets. Additionally, the Company’s liquidity strengthened further as a result of the strong deposit growth, with the ratio of loans/deposits decreasing to 97% by year-end.

Berkshire aggressively sought opportunities to participate in regional consolidation in its markets, and the Company made several offers to acquire other institutions during the year. Berkshire successfully entered into merger agreements with two institutions — Rome Bancorp in New York and Legacy Bancorp in Berkshire’s hometown of Pittsfield. When completed and integrated, these acquisitions are targeted to take the Company to the next level in its positioning as a major regional provider, including:

•	Increasing assets by approximately 40% to $4 billion
•	Increasing branch offices by approximately 50% to more than 60 offices
•	Increasing core revenue by more than 40% to approximately $150 million
•	Improving core earnings per share by approximately 20% or $0.20 per share
•	Improving most of the combined core performance and condition financial metrics
•	Producing a double digit return on investment

Berkshire plans to complete the Rome acquisition around the end of the first quarter of 2011 and the Legacy acquisition around the end of the second quarter of 2011.

Compensation Highlights

We develop our programs to attract, motivate and retain the talent that will help us achieve our objectives. Ultimately our compensation programs are designed to 1) motivate and reward performance, 2) ensure sound risk management, and 3) deliver long-term value to our shareholders. To achieve these goals, the Compensation Committee regularly reviews and modifies our compensation and incentive programs to ensure they align with these core objectives. We assessed our program from a risk perspective and best practices.

During 2010 the Committee enhanced our programs in the following ways:

•	Expanded our financial performance measures from focusing primarily on Core EPS to include other metrics such as Core Earnings, Net Interest Margin, Expense Management and Core ROE, along with strategic plan goals.
•	Continued the transition of our long-term incentive program by increasing the performance period for our performance share component from one to three years.
•	Enhanced our long-term performance measures to reflect both absolute and relative performance.
•	Introduced a more balanced (and risk appropriate) view of performance across our short and long-term incentive plans.
•	Together, our short and long-term incentives are designed to provide an opportunity for half cash and half stock based compensation. The Committee believes this provides proper focus on both the annual and core business objectives while also keeping a focus on the long-term results.
•	Provide a significant portion of executive compensation in performance based pay.
•	Continue to reinforce stock ownership through equity based compensation and ownership guidelines.

For 2011, the Committee further refined the long term incentive grants to increase the portion of the grants made as performance shares from 40% to 50%.

The Committee will continue to seek improvements that evolve our programs, keeping in mind emerging best practice and regulatory guidelines.

Role of the Compensation Committee, Management and the Compensation Consultant in the Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. The Committee oversees the development and implementation of the total compensation program for Berkshire’s named executive officers. Throughout the following discussion and analysis, we refer to the Compensation Committee as “the Committee”.

Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and available on our website. To fulfill its charter and responsibilities, the Committee met throughout the year, meeting 7 times in 2010 and also takes action by written consent. The Chair of the Committee regularly reports on Committee actions at meetings of the Company’s Board.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in aggregate, comprise the executive’s total compensation package. The Committee also reviews the employment contract with the Chief Executive Officer and the Change in Control agreements with other executive officers.

The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Chief Executive Officer’s compensation, including base salary, incentives and equity grants based on this review. Input and data from the Executive Vice President of Human Resources and outside consultants and advisors are provided as a matter of practice and as requested by the Committee to provide external reference and perspective. While the Chief Executive Officer makes recommendations on other named executives, the Committee is ultimately responsible for approving compensation for all named executive officers. The Compensation Committee reviews its recommendations with the full Board of Directors.

The Committee has the authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors, or consultants as it deems desirable or appropriate.

Role of the Compensation Consultant

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation.

During 2010, the Committee retained the services of Pearl Meyer & Partners (PM&P), an independent outside consulting firm specializing in executive and board compensation to assist the Committee. Services include conducting benchmarking studies, establishing compensation guidelines, designing incentive programs, assisting with proxy disclosure, and providing insight on emerging regulations and best practices. The consultant reports directly to the Committee and carries out its responsibilities to the Committee in coordination with the Human Resources department as requested by the Committee. The Committee has reviewed all services provided by the Compensation Consultant in 2010, and has determined that the Consultant is independent with respect to SEC standards as well as Company policy. The Committee also relied on Luse Gorman Pomerenk & Schick, P.C. for legal advice.

Role of Management

Although the Committee makes independent determinations on all matters related to compensation of the named executive officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the CEO, EVP Human Resources, CFO, EVP Risk management or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee will seek input from the CEO on matters relating to strategic objectives, Company performance goals and input on his assessment of the named executive officers. The EVP Human Resources often assists the Committee on matters of design, administration and operation of the Company’s compensation programs. In some cases, the Committee delegates responsibilities to the EVP Human Resources to assist in development of design considerations. The EVP Human Resources may be requested, on the Committee’s behalf, to work with their independent consultant to develop proposals for the Committee’s consideration. The EVP Human Resources reports to the Compensation Committee directly on such matters. The Committee also receives regular updates from the Company’s Risk Officer and Chief Financial Officer throughout the year as appropriate.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee always meets in executive session without management present.

Compensation Philosophy & Highlights of 2010 Compensation

Overall Philosophy and Guiding Principles

The Committee believes that the success of our Company depends on our ability to attract and retain talented executives motivated to drive the Company’s growth goals and deliver value to its stockholders. Our brand and culture is to be “America’s Most Exciting Bank” and we seek the high performing talent needed to help us execute on our vision.

The overall principle guiding executive compensation at the Company is to reward executives commensurate with performance. Performance is defined to reflect both a short and long-term performance, and both our absolute performance goals and relative performance compared to the industry. We believe our balanced and holistic view of performance helps ensure we motivate the right behaviors and results that are in line with the long-term interests of our shareholders. We assess our success in measured steps but also take the broader, longer term view that is needed to ensure sustained success over many years.

As a result of our holistic/balanced perspective, our compensation reflects a combination of different reward elements, which work together to recognize multiple “views” and allow us to reward performance without overemphasizing any one element or performance measure.

In summary, we strive to provide a total compensation program that is competitive, performance-oriented, shareholder aligned, balanced, and reflects sound risk management practices. We set specific performance goals that align with our strategy and support our annual plans, but also recognize the need to be responsive and flexible in today’s challenging environment. We believe this approach also helps to ensure our program does not motivate our executives to take undue risks.

How our Philosophy and Decisions Support our Objectives

The following table summarizes the key objectives of our total compensation program, how our program supports these goals and the ultimate result of our 2010 decisions.

Key Objectives	Program Alignment	2010 Plans and Decisions
Enable the Bank to attract and retain talented executives who are committed to our success.	Competitive base salaries allow us to attract and recognize executives for their role and expertise.	Salaries are targeted at market median but allow variation above and below median to reflect individual performance, experience, contributions and requirements of the role. Based on a competitive review conducted by the Committee’s independent advisor, Berkshire’s 2010 (Named Executive Officer) NEO salaries average 2.6% above market median. The CEO’s salary is 10% below market median (or 35th percentile) and all named executive officers are within +/- 15% of median.
Our total compensation program and decisions consider our need to attract senior executives to join our Company as well as provide effective retention for current high performers.	We set competitive total compensation guidelines each year based on the market practices shared by the Committee’s independent consultant to ensure we properly reflect market and can attract and retain our key talent.

We also consider equity as a key element of our program since it is allocated based on performance but vests over multiple years, intending to both reward and retain our top talent.
Provide competitive compensation in alignment with banks of similar size, complexity and performance.	The total compensation package is targeted to be competitive with market practice. The Committee assesses market through regular and rigorous competitive benchmarking conducted by its independent compensation consultant.	Our total compensation guidelines are targeted to reflect the market median. The Committee’s independent consultant conducts comprehensive analysis that includes proxy and industry survey data and serves as a reference for defining base salary ranges and target short and long-term incentive opportunities.
	Although market targets serve as guidelines for our compensation program, actual pay will vary to reflect company and individual performance.	The Committee regularly reviews the relationship between executive pay, market pay and peer performance to ensure alignment. In the November review conducted by the consultant, Berkshire’s total direct compensation for NEOs was between the 50th – 60th percentiles. The Committee felt this position was an appropriate reflection of performance.
	Pay and performance is assessed annually to ensure actual compensation is in line with performance relative to our own performance goals and industry peers.	The Committee commits to reviewing compensation and performance compared to peers on an annual basis to ensure it is achieving desired goals.

Key Objectives	Program Alignment	2010 Plans and Decisions
Motivate executives to achieve high standards of performance.	Variable/performance oriented compensation (i.e. short and long-term incentives) work together to reward both Company strategic objectives and individual performance and contributions.	Executive incentives consist of a combination of cash and longer term equity compensation that together reward both Company and individual performance.

At the beginning of each year, the Committee defines specific Corporate performance measures for the short and long-term incentive plan. Ultimate rewards are made at the end of each year in consideration of Company and Individual performance. The annual plan pays in cash while the long-term incentive plan makes awards in restricted stock with a portion based on an assessment of prior year’ results, and a portion that will only vest upon 3 year corporate performance compared to industry peers.

Berkshire exceeded its earnings goal and net interest margin goal for 2010 and nearly met its core expense goal. These and other achievements were considered in the incentive awards granted for 2010 performance.
	Higher (i.e. above market) compensation will result if performance exceeds our goals and industry peers; lower compensation (i.e. below market) will result if our performance falls below expectations.	Berkshire’s incentive plans provide for variable pay reflective of both Company and executive performance. When we exceed our plans and perform well compared to peers, our pay will be higher than median. When our performance does not meet expectations, actual pay will fall below peers. The Compensation Committee reviews our programs and pay-performance relationships on a regular basis. In addition, the Committee reviews alignment between CEO pay and total shareholder return. While this perspective is historical in nature, for the 2009 review, CEO total compensation was at the median of proxy peers and three year total shareholder return was at the 57th percentile, confirming alignment.
Align executive interests with those of our shareholders	Our executives are expected to meet stock ownership guidelines over time and hold stock throughout their tenure as executives.	Berkshire implemented a stock ownership policy effective in 2009, that requires the CEO to acquire 4.5x his salary (other NEOs must acquire 2.5x their salary) in stock within four years (i.e. end of 2012). The Committee monitors executives’ ownership and as of the end of 2010, our CEO and CFO already achieved their ownership guidelines; other executives are progressing satisfactorily toward meeting their objectives.
	A significant portion of executive compensation is in the form of stock.	Our total compensation program targets approximately 20% – 25% of our NEO’s compensation will be in the form of equity. Equity is granted in the form of restricted stock with half contingent on future performance.

Key Objectives	Program Alignment	2010 Plans and Decisions
Provide a balanced approach that rewards both short-term and long-term results and appropriate risk taking	Our program is designed to provide a balance of:	Our total compensation program for the CEO targeted the following balanced perspective for 2010 (similar relationships for other NEOS):
• Fixed and variable/
   performance-based    compensation
•    Cash and equity
   compensation
•    Short term (annual) and    long-term (multi-year)
   performance
•    Performance of
   Company strategic
   goals, shareholder value
   and individual
   contributions
•    Absolute performance
   (our own goals) and
   relative performance
   (compared to industry)

This balanced approach helps to mitigate the influence of any one element of compensation which might be considered to drive excessive risk taking.	• 50% fixed (base salary); 50% performance
     based (annual and long-term incentives)
  •    Of the incentive opportunity, half is cash and
     half is equity
  •    Our incentive plan is funded based on
     Company performance, with individual
     awards and grants reflective of Individual
     performance (within the pool allowed by
     Company performance)
  •    Our annual incentive plan is based on absolute
     goals that support our strategic/business plan.
     Our equity grants are awarded part based on
     achievement of annual performance and part
     based on 3 year performance relative to
     industry performance.

The well-balanced approach seeks to enhance the
pay-performance focus and also to mitigate risk
taking by not placing significant focus on any one
metric/perspective, but rather taking a holistic
approach to total compensation.

Compensation Decision Process and Factors Considered

The Committee’s decisions throughout the year are supported by various analyses, information and input including, but not limited to:

•	Competitive benchmarking reviews conducted by outside, independent consulting firm that includes peer/market data on total compensation and performance
•	Total compensation philosophy and pay targets and guidelines
•	Tally sheets that summarize actual total compensation delivered to each executive
•	Strategic plans and performance relative to annual budgets
•	Individual performance relative to stated goals, annual performance reviews, overall leadership contributions and future potential
•	Demonstration of behaviors that support AMEB culture and brand
•	External influences, economic conditions and industry factors
•	SEC and bank regulatory guidance and rulings
•	Executive attraction and retention considerations
•	Internal equity considerations
•	Executive stock ownership levels
•	Risk assessment considerations
•	Best/emerging practices
•	Director and Committee input as gathered during executive sessions

•	Company’s performance and stock price compared to peers and market indices
•	Advisory shareholder vote and other relevant shareholder input

Further details on several of these analysis and factors are described in the following sections.

Competitive Benchmarking

Although the Committee reviews competitive market data annually, a comprehensive assessment is undertaken every few years. The frequency of the comprehensive reviews will reflect the competitive landscape as well as our own growth. In the fall of 2010, Pearl Meyer & Partners was hired by the Committee to conduct a comprehensive review of its executive total compensation program. The purpose of the review is to provide an independent and objective analysis of all elements of compensation (individually and in aggregate) relative to market and peer group practices. An assessment of the competitive pay and pay for performance relationship was reviewed. Total compensation guidelines were defined. The results of the assessment and recommendations were presented to the Committee in November to facilitate upcoming year end decisions and to set target pay opportunities for 2011.

A primary data source used in the competitive assessment for the named executive officers is the information publicly disclosed by a peer group of other publicly traded banks. This peer group is developed by Pearl Meyer & Partners using objective parameters that reflect banks of similar asset size and located in the northeast/mid Atlantic region. The peer group excludes recent conversion and banks with unique business models or those subject to mergers and acquisitions. The peer group is approved by the Compensation Committee and is reviewed and updated periodically, as appropriate, since the comparable banks may change depending on acquisitions, growth and/or business focus of Berkshire or our peer institutions. Overall, the goal is to have approximately 15 comparative banks that provide a market perspective for executive total compensation.

The 2010 peer group reflects the same group as used for the 2008 and 2009 studies with the exception of two banks that were dropped due to acquisition (Harleysville) or recent conversion to MHC/public status (Beneficial). The following is the peer group used:

NBT Bancorp, Inc.	Community Bank System, Inc.
S&T Bancorp, Inc.	Dime Community Bancshares, Inc.
Flushing Financial Corporation	TrustCo Bank Corp. NY
Independent Bank Corp.	WSFS Financial Corporation
Sandy Spring Bancorp, Inc.	Provident New York Bancorp
Washington Trust Bancorp. Inc.	Tompkins Financial Corporation
Lakeland Bancorp, Inc.	Brookline Bancorp, Inc.
Sun Bancorp, Inc.

In addition to the peer group data, the consultant used several other sources of data for cash compensation (base salary and incentive) to identify general compensation trends. Pearl Meyer & Partners considers comparative data from several Northeast Banking Association surveys as well as published industry surveys and a proprietary database of national banking compensation data. Data reflects banks representing similar asset size and region to the Company.

Tally Sheets

The Committee also reviews tally sheets annually that summarize all elements of executive compensation and benefits. The tally sheets enable the Committee to see a snapshot of all compensation elements in a singular summary. Tally Sheets are presented annually to the full Board to provide a “snap shot” view of all elements of compensation and ensure all Board members understand the components of executive compensation. While it is treated primarily for information and understanding, it is an additional view the Committee may consider in making compensation decisions or program changes in the future.

Internal Equity

The Committee receives feedback from the Chief Executive Officer related to key executive roles and relationships. In some cases, there is a goal to retain similar pay levels (e.g. to support a “team” approach) whereas, at other times there is a desire to provide differentiation to reflect unique roles, contribution, or performance. The Chief Executive Officer provides input to the Committee regularly so that such internal relationships can be reviewed and considered by the Committee in pay decisions. The Committee also reviews the relationship between the Chief Executive Officer and other senior executives. The goal is to ensure that relationships between executives appropriately reflect differences in roles and performance.

Best/Emerging Practices

The Committee regularly seeks education and information related to emerging best practices. Regular updates, presentations and information from the Committee’s advisors and consultants were provided throughout the year. In addition, the Committee may request the Compensation Consultant to provide an education session or input on best practices and emerging trends.

Compensation Components and 2010 Decisions

The Company’s compensation program consists of four main components: Base Salary, Annual Incentives, Long-Term Incentive/Equity, and Benefits and Perquisites. The following section summarizes the role of each component, how decisions are made and the resulting 2010 decision process as it relates to the named executive officers.

Base Salary

Purpose, Philosophy and Process

The Company believes the purpose of base salary is to provide competitive and fair base compensation that recognizes each executive’s role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable financial institutions in the region. Each year our compensation consultant, Pearl Meyer & Partners, provides pay range guidelines based on its competitive assessment considering a composite of market data from the custom proxy peer group as well as other data sources of banking compensation information. Our competitive range reflects +/- 20% of the market median. The Committee uses this range in making ongoing base salary decisions for each executive.

In January of each year, the Committee reviews and sets each executive’s base pay to reflect competitive market conditions, individual experience, expertise, performance and contributions. Input from the Chief Executive Officer is considered in setting the executive salaries while the Committee is solely responsible for determining the Chief Executive Officer’s salary.

2010 Decisions

In January 2010, the Compensation Committee reviewed executive salaries considering the market range for the position and the relative salaries of the executive team. In addition, the Committee considered the financial and economic environment. In light of the competitive and economic environment, salary adjustments were not made for executive officers in January 2010.

During the course of the year, the Committee approved a promotional increase for one executive and an off cycle merit increase for another executive. Below is a summary of 2010 salaries for named executive officers:

•	Chief Executive Officer Michael P. Daly had no change to his base pay of $475,000 for 2010.
•	Chief Financial Officer Kevin P. Riley — The Committee approved a base pay increase in September 2010 from $275,000 to $300,000 to recognize role, contribution and performance.
•	Executive Vice President, Commercial Lending Michael J. Oleksak had no change to his base pay of $250,000.
•	Executive Vice President, Risk Management, Richard M. Marotta was hired in January 2010 with a base pay of $250,000.
•	Executive Vice President, Retail Banking, Sean A. Gray — The Committee approved an adjustment in June 2010 for his promotion from Senior Vice President to Executive Vice President, increasing his salary from $200,000 to $250,000.

2011 Considerations

Given the adjustments made in 2010, the Committee determined that no increases would be made during its normal January merit cycle in January 2011, but will continue to monitor the market and executive salaries.

Management Incentive Plan — Annual Incentives

Purpose, Philosophy and Process

The primary objective of our Management Incentive Plan is to motivate and reward key members of management for achieving specific Company, department and individual goals that support our strategic plan. This Plan covers officers above a defined grade level at the Company, including but not limited to Named Executive Officers. Approximately 92 employees participated in this plan in 2010. Rewards under this plan represent compensation that must be earned each year based on performance relative to Company and individual performance.

Company goals are defined each year and approved by the full Board. At the beginning of each year, the Chief Executive Officer proposes draft goals for the Company component of the incentive plan with the Compensation Committee. The Compensation Committee discusses the proposed Company goals with the Chief Executive Officer, incorporates appropriate modifications and once approved, reviews with the full Board.

The Committee then works with the CEO to jointly define his individual goals. The CEO also develops individual goals for each executive based on the strategic plan/budget and reflective of his/her role. The goals for all Named Executive Officers are reviewed by the Compensation Committee at the start of the year.

Incentive award targets and ranges are reviewed and established annually by the Committee based on the consultant’s market benchmarking analysis of similarly sized financial institutions and in line with our goal to provide a meaningful (but risk balanced) portion of total compensation that is based on annual results. Target incentive is 50% of base salary for the Chief Executive Officer and 35% for other named executive officers. Actual payouts, however, will vary each year based on a combination of Company and individual performance from 0% – 150% of target based on performance (50% for threshold performance up to 150% for stretch performance). Actual awards are paid based on a combination of Company and individual performance. Annual incentives for Named Executive Officers represent approximately 20% – 25% of an executive’s target total direct compensation.

Funding of the Plan:  In order for the Plan to pay any awards, the Company must first achieve a trigger/gate. The gate for 2010 was defined at 75% of the budgeted net income goal. Once the gate is achieved, the size of the incentive pool is based on Company performance relative to three goals: Earnings (50%), Net Interest Margin (25%) and Expense Management (25%). Each goal has a weight and a defined range of acceptable performance (threshold, target and stretch). If threshold is achieved, 50% of the pool is funded for that metric. Target performance funds the pool at 100% and stretch performance funds at 125%. In addition, the Committee also considers the achievement of the Company’s strategic plan/goals and can modify the pool +/- 15% based on their assessment of performance of these initiatives. As a result, the Plan incentive pool can be anywhere from 50% to 144% of target (i.e. maximum of 125% + up to 15%). The objective is to ensure our incentive plan is funded appropriately based on profits and strategic results.

The funding determines the pool available to award incentives to all participants in the plan and is determined and approved by the Compensation Committee. Below is a summary of the Company funding measures set at the beginning of the year:

BERKSHIRE BANK 2010 CORPORATE SCORECARD

Performance Measure	Definition	Weight	Threshold (funds 50% of award/pool)	Target (funds 100% of award/pool)	Stretch (funds 125% of award/pool)
Core Earnings	Total Core Net Income	50%	$10.53 million	$11.7 million	$12.87 million
Net Interest Margin	Net interest income / Average earning assets	25%	2.84%	3.15%	3.46%
Expense Management	Core Non-interest expense / Average total assets	25%	3.20%	2.91%	2.62%
Strategic Plan Goals: Compensation Committee assesses achievement of strategic plan and can modify pool +/- 15%

Individual Awards:  Once the incentive pool is approved by the Committee, awards are then allocated based on each participant’s individual performance and contributions toward Company’s strategic goals as well as their individual goals. This design is intended to provide a balance of “team” through the overall plan funding, but allows actual allocation of the awards to vary based on individual contributions toward the Company’s success.

Process:  At the end of each year, the Chief Executive Officer oversees the allocation of incentives to non Named Executive Officers and shares a summary of the proposed payouts to the Committee. For the Named Executive Officers, the CEO provides the Committee with a summary of each executive’s performance and incentive recommendations based on their individual performance results relative to specific goals set at the start of the year. The Committee conducts a similar review of the Chief Executive Officer, which includes input concerning the Chief Executive Officer’s performance from the Board of Directors, assessing individual goals and overall contributions for the year. The Committee determines the Chief Executive Officer award and approves the executive officer awards. The Compensation Committee retains the discretion to modify all forms of incentive payouts based on significant individual or Company performance shortfalls and/or regulatory and safety and soundness considerations. The Committee also has the discretion to make the award, or a portion of the award, payable in the form of equity, if desired, to facilitate executives’ ownership guidelines.

2010 Decisions

The Company exceeded stretch performance on core earnings, and exceeded the budget range for net interest margin and nearly achieved its core expense management. Based on the weightings, this resulted in a funding of approximately 113% of target. In addition, the Committee considered achievements relative to key strategic initiatives and adjusted the funding approximately 12% (out of the max of 15%) to bring the total pool to 125% (of a potential max of 144%). The pool was approved for distribution to all participants in the Management Incentive Plan.

The factors the Committee considered for the Strategic Accomplishment multiplier include the following:

•	The Company was very active in pursuing bank acquisition opportunities, and was successful in completing two merger agreements that, when completed, will increase the franchise in the range of 30 – 50% based on various measures.
•	The Company successfully recruited and integrated well established teams in Asset Based Lending and Private Banking, which contributed significant growth in 2010 and positioned the company to achieve significant future revenue growth and diversification.
•	The Company successfully accomplished its strategy of reducing problem assets and achieving increasingly favorable asset quality metrics and an overall strong risk profile.

•	The Company achieved these strategic results while also producing strong organic loan and deposit growth. Together, these actions brought distinction to the Company compared to its peers and contributed importantly to future long run strategic value in addition to specific financial results in 2010.

Below is a summary of the specific 2010 results and funding for the management incentive plan:

Performance Measure	Weight	2010 Result	% of Goal	% Funding	Weighted Funding
Core Earnings	50%	$14.1 M	120%	125%	62.5%
Net Interest Margin	25%	3.27%	104%	110%	27.5%
Expense Management	25%	2.96%	98%	91%	22.8%
Pool Funding based on Corporate Measures					112.8%
Committee Increase based on Strategic Initiatives Implementation					12.2%
Total Pool Funding Including Strategic Initiatives					125%

Once the Pool was funded, individual awards were determined for all participants including Named Executive Officers based on an assessment of individual performance. Individual awards can range from 50% to a maximum payout of 150% of their target. Awards were granted by the Committee as indicated in the table below:

Named Executive	Incentive Opportunity Range*	Approved Award	Rationale
CEO Daly	$118,000 – $356,000	$350,000	Exceeded expectations for Earnings Per Share and completed two highly profitable M&A deals
CFO Riley	$52,500 – $157,500	$140,000	Successful management of net interest margin, investment portfolio and expense control
EVP Oleksak	$43,750 – $131,250	$120,000	Instrumental in establishing Asset Based Lending and Private Banking teams
EVP Marotta	$43,750 – $131,250	$125,000	Managed criticized and substandard assets with distinction and delivered strong enterprise wide risk management
EVP Gray	$43,750 – $131,250	$130,000	Exceeded production numbers; structured and delivered AMEB University to entire organization to strengthen brand and culture

*	assumes Plan net income trigger is achieved.

2011 Considerations

Our plan will remain generally the same for 2011 with minor adjustments to our measures, including increased consideration of safety and soundness.

Long-Term Incentive/Equity Compensation

Purpose, Philosophy and Process

The Company’s long-term/equity incentive program is designed to align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top performers.

Each year in January, executives are considered for long-term incentive awards. Awards are granted as part of the Company’s amended and restated 2003 Equity Compensation Plan, and can be made in the form of stock options and/or restricted stock. At the start of each year, the Committee determines the form and amount of equity awards. Actual grants are made with consideration of competitive market benchmarking results,

Company performance and/or individual performance. The Compensation Committee is authorized, at its discretion, to grant equity compensation in proportion and upon such terms and conditions as the Committee may determine.

2010 Plan Design and Awards

The long-term incentive plan design has been part of an evolving philosophy to introduce performance shares as a key component of our executives’ total compensation package. During 2008 and 2009, the Committee introduced the concept of performance shares based on its desire to reward executives for driving long-term performance that over time enhances shareholder value. The original plan set annual goals for EPS. In 2010 the Committee expanded the performance period from one to three years and broadened the metrics to include both absolute and relative performance. In consideration of the challenge of setting long-term goals in today’s fluid business environment, the Committee also decided to determine performance relative to a broader industry comparator group. The Committee believes these enhancements better balance our goal to provide greater focus on long-term performance and sound risk management practice.

Grants are allocated with the goal to provide competitive awards that provide a meaningful portion of total compensation in stock-based awards. The awards are intended to reward superior performance, provide retention of our key executives, balance compensation rewards with risk through long-term vesting tied to performance, and align executives with our stockholders.

Target awards are 50% of base salary for the Chief Executive Officer and 35% of base salary for other Named Executive Officers. These grants represent a meaningful portion of executives’ total compensation (approximately 20% – 25%).

For 2010, the long-term incentive plan had two award components:

•	Performance Shares (40% of the total grant)
•	Restricted Stock (60% of the total grant)

This mix was determined by the Committee in recognition of our desired philosophy and objectives as well as to acknowledge the transition from one year to three year performance period which would result in a gap year for performance based awards. The Committee determined that the mix would be 40%/60% in 2010 but would adjust to a desired mix of 50%/50% for 2011.

Time vested awards are allocated based on a combination of company and individual performance and vest incrementally over three years.

Vesting for the 2010 performance shares will be measured after three years based on achievement of our long-term performance; 50% of which will be measured by Core ROE and 50% measured by Core EPS. Performance (and vesting) will be defined using a matrix reflecting Core ROE growth (an internal goal) and Average Core ROE compared to an industry index (a relative goal). We use an industry index to represent an objective/external comparator with predefined criteria (exchange traded banks and thrifts between $2 billion to $12 billion in assets and located in New England or Mid Atlantic regions). The Core EPS goal represents a cumulative three year goal that is set at the start of the performance period. For the 2010 grant, the cumulative EPS target is $3.85. The Company focuses on measures of Core EPS and Core ROE which reflect underlying operating trends rather than GAAP measures which include non-recurring charges, particularly related to merger and acquisition activity. The Board requires satisfactory support for all non-core items recorded by management as part of its overall performance management review. In 2010 the Company recorded $348 thousand in after-tax non-core expense related to its pending mergers with Rome Bancorp and Legacy Bancorp.

The table below shows the matrix that will be used by the Committee at the end of 2012 to determine vesting for the performance shares.

		CORE ROE GROWTH
		Below 25th percentile	26th – 50th percentile	51st – 75th percentile	Above 76th percentile
CORE ROE GROWTH	Below 25th percentile	0%	0%	0%	0%
	26th – 50th percentile	0%	50%	75%	100%
	51st – 75th percentile	0%	75%	100%	125%
	Above 75th percentile	0%	100%	125%	150%

	CORE EPS
	< Threshold	Threshold $3.08 80% of EPS	Target $3.85 100% EPS	Stretch $4.62 120% EPS
CORE EPS	0	50%	100%	150%

In January 2010, the Compensation Committee approved granting equity awards in the form of restricted stock and performance shares (as defined above) for key executives. The Committee used the market guidelines provided by the Consultant as a reference in setting the award grants. The objective is to provide competitive grant opportunities but where a significant portion of the grant value will depend upon the Company’s future performance (stock price, ROE Growth and EPS Growth).

The 2010 grants awarded in January are summarized below and in our “Grants of Plan Based Awards” table herein.

2010 Long-Term Awards Granted

	Restricted Stock Award Value	Performance Shares Value (target)	Total Value
Michael P. Daly	$180,014	$119,998	$300,012
Kevin Riley	$105,008	$70,007	$175,015
Michael Oleksak	$89,999	$60,010	$150,009
Sean Gray	$75,005	$49,998	$125,003
Richard Marotta	$60,010	$40,001	$100,011

Results of Performance Shares Granted in 2010

In 2010, the Company increased the performance period from 1 to 3 years for the performance shares. Due to the shift in performance period, there were no performance grant shares due to vest in 2010. Performance for the grant made in 2010 and resulting vesting will not be known until after the end of 2012. Based on 2010 results, the bank is on track to exceed its targeted EPS and ROE goals and is providing for an amount in excess of 100% funding level.

2011 Plan Design Considerations and Awards

For 2011, equity grants were shifted to a split of 50% Performance Shares and 50% Restricted Stock to accomplish our goal to increase the award portion tied to performance. The performance measures were the same as those in the 2010 grant, with an increased EPS target. The 2011 grants awarded in January are summarized below:

2010 Long-Term Awards Granted

	Restricted Stock Award Value	Performance Shares Value (target)	Total Value
Michael Daly	$125,000	$125,000	$250,000
Kevin Riley	$75,000	$75,000	$150,000
Sean Gray	$75,000	$75,000	$150,000
Richard Marotta	$75,000	$75,000	$150,000

Benefits and Perquisites

Purpose, Philosophy and Process

The Company provides select executives with perquisites and other executive benefits that the Compensation Committee believes are reasonable and consistent with its overall compensation philosophy. The Compensation Committee reviews the Company’s total benefits package on a regular basis to determine the competitiveness and appropriateness of providing executive benefits.

The Company continues to maintain a supplemental retirement arrangement with Mr. Daly that provides a benefit designed to restore benefits capped by Internal Revenue Service limits on qualified plans. All named executive officers are eligible for modest perquisites such as automobile allowance, financial planning and country club dues.

In 2009, the Compensation Committee approved implementing a modest supplemental disability policy for Mr. Daly to provide replacement benefits consistent with the value provided to employees under the Company benefit plan but reduced due to benefits caps. Mr. Daly will receive additional disability coverage of $10,000/month in addition to the Group Plan (which provides up to $15,000/month for all employees). The intent of this supplemental policy is to provide a similar benefit of approximately 60% of income in the event of a disability. This benefit level is consistent with the employee benefit replacement level.

Potential Post-Termination or Change in Control Benefits

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our named executive officers with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. Mr. Daly has an employment agreement and the other named executive officers, Messrs. Riley, Oleksak, Marotta and Gray, each have a change in control agreement which provides for certain benefits in the event of voluntary or involuntary termination following a change in control. The Company no longer enters into change in control agreements that provide for a tax indemnification payment if the payments under the agreement result in additional tax liability under Section 280G of the Internal Revenue Code, as is the case with Mr. Marotta’s agreement. However, the agreements entered into with Messrs. Daly, Riley, Oleksak and Gray were entered into before the Company made this change, and accordingly these agreements do provide for a tax indemnification payment in the event a payment triggers liability under Section 280G of the Internal Revenue Code. In addition, the employment agreement contains provisions which provide for certain severance benefits in the event we terminate an executive’s employment for reasons other than cause. These provisions along with the estimated severance payments for the executives are described in the “Potential Post-Termination Benefits” section of this proxy statement.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and Management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Compensation Committee has considered the impact of the Financial Accounting Standards Board ASC Topic 718 (formerly known as FASB Statement 123R), on the Company’s use of equity incentives as a key retention tool.

Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to named executive officers (other than the Chief Financial Officer) to $1,000,000 unless the compensation is “performance-based.” In the Company’s case, base salary, annual incentives and time vested restricted stock are not considered performance-based vehicles and would not be a deductible compensation expense.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Risk Assessment and Related Considerations

In 2010, a committee comprised of the CFO, EVP Human Resources and EVP Risk management, performed a risk assessment of the Company’s incentive compensation plans (the short-term and long-term incentive plans) for all employee levels within the Company. The objective of the review was to determine if the incentive compensation plans, at all employee levels, encouraged behaviors that exposed the Company to unacceptable levels of risk in relation to its business model. The review evaluated the balance of compensation elements between cash, performance shares, restricted stock grants, fixed versus variable compensation, and long-term versus short-term compensation. The review considered the level of potential cash incentive compensation as compared to base salary, the focus of individual and corporate goals, as well as the weighting, and balance of goals, and internal controls in place to mitigate possible high risk taking. Based upon the risk assessment, the Compensation Committee reviewed and concluded that the incentive compensation plans do not motivate improper risk taking, and are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee remains committed to continuing to review and improve the plans and ensure they represent sound risk management practices.

Compensation Committee of the Board of Directors of
Berkshire Hills Bancorp, Inc.

John B. Davies, Chair
Lawrence A. Bossidy
Catherine B. Miller

Stock Practices and Policies

Ownership Guidelines

The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of Company executives and directors with those of stockholders. At the end of 2008, Stock Ownership Guidelines were implemented for Section 16 Executives and Directors of the Company that require the following minimum investment in Company common stock:

Directors:	Four times (4x) the annual cash retainer
President and Chief Executive Officer:	Four and a half times (4.5x) the annual base salary
All Other Executives:	Two and a half times (2.5x) the annual base salary

Stock holdings are expected to be achieved within four (4) years of the implementation of the ownership guidelines (i.e., by the end of 2012) or the starting date of the individual, whichever is later.

Stock ownership for Executives and Directors will be reviewed annually as part of the annual executive performance evaluation process and as part of the Board review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process. The Compensation Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors.

At this time the Chief Executive Officer and Chief Financial Officer meet the target stock ownership guidelines. Other executives are relatively new to the Company and plan to achieve the ownership goals within the designated time.

Option Granting Practices

The Compensation Committee considers whether to make stock option grants and/or award other forms of equity during December of each year. However, grants may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. Under our current plan, which was approved by stockholders in 2008, the exercise price of an option is the closing market price on the grant date. The grant date for grants determined by the Compensation Committee at its meeting in January is January 30. For other grants made during the year, the grant date is the first business day after the close of each quarter. The decision of the Compensation Committee to have the grants be effective on a uniform date in the future is designed to: (1) provide for administrative convenience for the Company to track the vesting and exercisability of its stock awards; and (2) prevent any appearance that the Committee is acting on a particular date to provide for a lower exercise price for stock options based on changes in the Company’s market price.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation.

Executive Compensation

Summary Compensation Table

The following table provides information concerning the total compensation earned or paid to the person who served as our chief executive officer, our chief financial officer and the three other most highly compensated executive officers of the Company for the fiscal year ended December 31, 2010. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael P. Daly President and Chief Executive Officer	2010	475,000			300,000		350,000	104,584	56,156	1,285,740
	2009	454,327	—		249,994	—	—	149,690	62,672	916,683
	2008	450,000	—		250,005	—	150,000	144,546	81,798	1,076,349
Kevin P. Riley Executive Vice President, Chief Financial Officer and Treasurer	2010	300,000			175,000		140,000		44,267	659,267
	2009	258,654	—		125,020	—	—	—	40,855	424,529
	2008	250,000	—		100,015	—	80,000	—	26,912	456,927
Michael J. Oleksak Executive Vice President, Commercial Lending	2010	250,000			150,000		120,000		33,787	553,787
	2009	250,000	—		105,017	—	—	—	32,642	387,659
	2008	250,000	—		80,021	—	45,000	—	24,209	399,230
Sean A. Gray Executive Vice President, Retail Banking	2010	250,000			125,000		130,000		34,807	539,807
	2009	181,731	—		100,007	—	—	—	28,622	310,360
	2008	167,308	—		40,011	—	40,000	—	—	247,319
Richard M. Marotta Executive Vice President, Chief Risk Officer	2010	250,000	200,000	(4)	250,000		125,000		12,096	837,096

(1)	Represents the grant date fair value of the restricted stock awarded under the Amended and Restated Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan. The grant date fair value of the restricted stock awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at Note 18 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

Grant Date	Stock Price	Daly	Riley	Oleksak	Gray	Marotta
January 30, 2010	$16.55	18,127	10,575	9,064	7,553	15,107
October 1, 2009	21.75	—	1,150	—	—	—
January 30, 2009	23.52	10,629	4,252	4,465	4,252	—
January 30, 2008	22.29	11,216	4,487	3,590	1,795	—
(2)	Reflects change in pension value only.
(3)	Details of the amounts reported in the “All Other Compensation” column for 2010 are provided in the table below.

Name	401(k) Employer Contribution	Restricted Stock Dividends	Car Allowance	Gas Card	Financial Planning	Club Dues	LTD Gross Up*	Total
M. Daly	17,150	9,772	6,783	2,256	15,000	160	5,034	56,156
K. Riley	17,150	6,469	12,000	0	2,500	5,290	858	44,267
M. Oleksak	13,228	2,721	12,000	0	0	5,000	824	33,787
S. Gray	15,149	2,404	12,000	0	0	4,430	824	34,807
R. Marotta	0	0	10,845	0	600	0	651	12,096
*	Mr. Daly’s LTD Gross-Up represents $852.74 for Long Term Disability and $4,181.26 for supplemental disability insurance.
(4)	Reflects the amount of the sign on bonus.

Grants of Plan-Based Awards

The following table provides information concerning all awards granted to the Company’s named executive officers in 2010:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael P. Daly President & CEO	1/30/2010	118,750	237,500	356,250					$237,500
	1/30/2010				3,625	7,250	10,875		$119,988
	1/30/2010							10,877	$180,014
Kevin P. Riley EVP, CFO & Treasurer	1/30/2010	52,500	105,000	157,500					$105,000
	1/30/2010				2,115	4,230	6,345		$70,007
	1/30/2010							6,345	$105,008

Michael Oleksak EVP, Commercial	1/30/2010	43,570	87,500	131,250					$87,500
	1/30/2010				1,813	3,626	5,439		$60,010
	1/30/2010							5,438	$89,999

Sean A. Gray EVP, Retail Banking	1/30/2010	43,750	87,500	131,250					$87,500
	1/30/2010				1,511	3,021	4,532		$49,998
	1/30/2010							4,532	$75,005

Richard M. Marotta EVP, Chief Risk Officer	1/30/2010	43,750	87,500	131,250					$87,500
	1/30/2010				1,209	2,417	3,626		$40,001
	1/30/2010							3,626	$60,010
	1/30/2010							9,064	$150,009

(1)	Grant date fair value of estimated future payout under equity incentive plan award is based on performance at the target level. Grant date fair value has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718.

Employment Agreements

The Company and the Bank entered into a single employment agreement with Mr. Daly in 2008, with a term of three years. The three-year term extends daily unless the Board of Directors or Mr. Daly gives the other party written notice of non-renewal. The employment agreements provide for a base salary which is reviewed at least annually. Mr. Daly’s current base salary is $475,000. In addition to the base salary, the employment agreements provide for, among other things, participation in stock and employee benefit plans and fringe benefits applicable to executive personnel. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Daly may receive upon his termination of employment.

Change in Control Agreements

The Company and the Bank maintain a single change in control agreement with each of Messrs. Riley, Oleksak, Gray and Marotta. Each of the change in control agreements has a term of three years and is renewable annually for an additional year at the sole discretion of the Boards of Directors of the Bank and the Company. See “Potential Post-Termination Benefits” for a discussion of the benefits and payments Messrs. Riley, Oleksak, Gray and Marotta may receive upon their termination of employment.

Outstanding Equity Awards at December 31, 2010

The following table provides information concerning unexercised stock options and stock awards that have not vested for each named executive officer as of December 31, 2010.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Michael P. Daly	8,519	—	$16.75	1/30/2011	27,426	(1)	606,389
	41,481	—	22.30	1/30/2013
	6,000	—	37.80	1/30/2014
Kevin P. Riley	—	—	—	—	13,487	(2)	298,198
Michael J. Oleksak	—	—	—	—	12,509	(3)	276,574
Sean A. Gray	—	—	—	—	10,276	(4)	227,202
Richard M. Marotta	—	—	—	—	15,107	(5)	334,016

(1)	11,154 shares vest on January 30, 2011; 5,397 shares vest on January 30, 2012; and 10,875 shares vests on January 30, 2013 (includes performance shares cliff vesting).
(2)	4,319 shares vest on January 30, 2011; 2,823 shares vest on January 30, 2012 and 6,345 shares vest on January 30, 2013 (includes performance shares cliff vesting).
(3)	4,134 shares vest on January 30, 2011; 2,937 shares vest on January 30, 2012 and 5,438 shares vest on January 30, 2013 (includes performance shares cliff vesting).
(4)	3,172 shares vest on January 30, 2011; and 2,573 shares vest on January 30, 2012 and 4,531 shares vest on January 30, 2013 (includes performance shares cliff vesting).
(5)	5,741 shares vest on January 30, 2011; 5,741 shares vest on January 30, 2012 and 3,625 shares to vest on January 30, 2013 (includes performance shares cliff vesting).
(6)	Computed using the Fair Market Value of the shares based on Company’s closing price of $22.11 on 12/31/2011.

Option Exercises and Stock Vesting

The following table provides information concerning stock option exercises and the vesting of stock awards for each named executive officer, on an aggregate basis, during 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael P. Daly	—	—	7,529	$124,605
Kevin P. Riley	—	—	5,021	$90,025
Michael J. Oleksak	—	—	3,599	$59,563
Sean A. Gray	—	—	2,162	$35,781
Richard M. Marotta	—	—	—	$—

Pension Benefits

The following table provides the present value of accumulated benefits payable to Mr. Daly and includes the number of years of service credited to him under the Supplemental Executive Retirement Plan.

Name	Plan Name	Number of Years Credit Service	Present Value of Accumulated Benefit ($)
Michael P. Daly	Berkshire Bank Supplemental Executive Retirement Plan	25	$1,475,333	(1)

(1)	The material assumptions used to calculate the accumulated benefit were: the 1994 Group Annuity Mortality Reserve Table for post-retirement mortality; no pre-retirement mortality; and a 6.0% discount rate pre- and post-retirement.

The Bank maintains a supplemental retirement arrangement with Mr. Daly to provide him with an annual retirement benefit following separation from service (other than for cause) on or after attaining age 62. The normal retirement benefit equals 46.6% of Mr. Daly’s average total salary and bonus paid during any three consecutive completed calendar years preceding termination of employment that produce the highest annual benefit. If Mr. Daly separates from service on or after age 55 for reasons other than death, disability or following a change in control, he would receive an early retirement benefit based on the annual retirement benefit described above, reduced by 5% for each year by which his age at termination is less than age 62.

Potential Post-Termination Benefits

The following tables show potential payments that would be made to the Named Executive Officers upon specified events, assuming such events occurred on December 31, 2010, pursuant to each individual’s employment or change in control agreement, equity awards, and other benefit plans or arrangements that are not generally available on a nondiscriminating basis to all employees.

The following table provides the amount of compensation payable to Mr. Daly for each of the termination events listed below.

	Payments Due Upon
	Termination For Cause	Termination Without Cause	Change in Control With Termination of Employment	Disability	Death
Base Salary	$—	$—	$—	$—	$237,500
Bonuses	—	—	—	—	—
Health and welfare benefits	—	—	—	41,738	10,146
Severance payments and benefits:
Base salary and bonuses	—	2,137,500	2,791,023	—	—
401(k) contribution	—	51,450	51,450	—	—
Health and welfare benefits	—	52,272	65,898	—	—
Other fringe benefits	—	60,447	112,794	—	—
Value of acceleration of unvested equity awards	—	606,389	606,389	606,389	606,389
Payment under SERP	—	—	3,594,103	3,594,103	3,594,103
Section 280G tax gross-up	—	—	2,864,041	—	—

The following table provides the amount of compensation payable to Messrs. Riley, Oleksak, Gray and Marotta upon their termination of employment in connection with a change in control.

	Mr. Riley	Mr. Oleksak	Mr. Gray	Mr. Marotta
Severance payments and benefits:
Annual compensation	$1,195,426	$983,091	$633,850	$1,306,140
Health and welfare benefits	65,898	5,025	65,898	51,471
Value of acceleration of unvested equity awards	298,198	276,552	227,202	334,016
Section 280G tax gross-up	463,990	363,754	270,814	—

Payments Made Upon Termination for Cause.  If Mr. Daly is terminated for cause (as defined under his employment agreement), he will receive his base salary, through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Termination without Cause or for Good Reason.  If the Company or the Bank chooses to terminate Mr. Daly’s employment for reasons other than for cause, or if he resigns from the Company or the Bank under specified circumstances that would constitute constructive termination, Mr. Daly (or, upon his death, his beneficiary) would be entitled to receive an amount equal to the remaining base salary and incentive compensation payments, including amounts related to stock-based compensation, due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of the Company and the Bank during the remaining term of the employment agreement. The Company and the Bank would also continue and/or pay for life, medical, health, dental and disability coverage for Mr. Daly and his covered dependents until the earliest of his death, employment with another employer or the end of the remaining term of the employment agreements, with Mr. Daly responsible for the employee share of premiums. Upon termination of Mr. Daly’s employment under these circumstances, Mr. Daly must adhere to a one-year non-competition, as well as a non-disclosure restriction.

Payments Made Upon Disability.  If Mr. Daly becomes disabled and begins to receive benefits under the long-term disability insurance policy maintained by the Bank, Mr. Daly will also receive continued medical and life insurance coverage for three years following his termination of employment. Commencing in 2008, Berkshire Bank assisted Mr. Daly in purchasing a supplemental disability policy owned by Mr. Daly. In the event of his disability, Mr. Daly will receive compensation under the long-term disability policy maintained by the Berkshire Bank and the supplemental policy owned by Mr. Daly.

Under his supplemental retirement arrangement with Berkshire Bank, if Mr. Daly separates from service due to disability, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to disability, outstanding stock options granted pursuant to our 2001 Stock-Based Incentive Plan and 2003 Equity Compensation Plan automatically vest and remain exercisable until the earlier of one year from the date of termination due to disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon termination due to disability.

Payments Made Upon Death.  Under his employment agreement, in the event of Mr. Daly’s death, his estate is entitled to receive his base salary for an additional six months. Additionally, his dependents’ medical coverage will be paid for six months.

Under his supplemental retirement arrangement with Berkshire Bank, if Mr. Daly dies while employed by the Bank, his estate will receive the normal retirement benefit, regardless of his age at the time of death. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to death, outstanding stock options granted pursuant to our 2001 Stock-Based Incentive Plan and 2003 Equity Compensation Plan automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon death.

Payments Made Upon a Change in Control.  Under Mr. Daly’s employment agreement, if voluntary termination (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of the Company or the Bank, Mr. Daly (or, upon his death, his beneficiary) would be entitled to a severance payment equal to the greater of: (1) the payments and benefits due for the remaining term of the agreement; or (2) three times the average of his annual compensation (as described in the agreement) for the five preceding taxable years. In addition, for a period of 36 months following a change in control, Mr. Daly (and his dependents (if any)) would be entitled to continued life, non-taxable medical and disability coverage substantially identical to the coverage received before the change in control. Mr. Daly’s change in control benefits also include the use of any club membership or automobile or other perquisite that was in place at the time of the change in control through the remaining term of the agreement and will be entitled to purchase the perquisite at the end of the term. Mr. Daly’s employment agreement also provides that upon his termination of employment following a change in control, Mr. Daly will be entitled to the employer contributions he would have received under the 401(k) plan had he continued his employment for the remaining term of his agreement. Mr. Daly would also be entitled to receive a tax indemnification payment from Berkshire Hills if payments under the employment agreements trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed a “base” amount that is three times the executive’s average taxable income over the five years preceding the change in control (“280G Limit”). The excise tax equals 20% of the amount of the payment in excess of the executive’s base amount.

Under his supplemental retirement arrangement with Berkshire Bank, if Mr. Daly separates from service following a change in control, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Upon termination in connection with a change in control, Mr. Daly will receive the payment in a lump sum benefit. The agreement provides that benefit payments will commence not later than ten days following the change in control; provided, however, that if Mr. Daly is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), the benefit will not commence until six months after his separation from service.

Messrs. Riley, Oleksak, Gray and Marotta have entered into change in control agreements with Berkshire Hills and Berkshire Bank. The change in control agreements provide that if involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) follows a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment and continued health benefits. If his employment is terminated following a change in control, the executive, other than Mr. Marotta, would be entitled to a cash severance payment equal to three times his average annual compensation for the five years preceding the change in control, and life insurance and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to his termination of employment for 36 months following his termination of employment. In addition, each executive, other than Mr. Marotta, would also be entitled to receive a tax indemnification payment if payments under the change in control agreements trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” In addition, each executive must comply with a one-year non-competition and non-disclosure provision following their receipt of severance payments under the agreements.

In the event of a change in control of Berkshire Hills or Berkshire Bank, outstanding stock options granted pursuant to our 2001 Stock-Based Incentive Plan and 2003 Equity Compensation Plan automatically vest and, if the option holder is terminated other than for cause within 12 months of the change in control, will remain exercisable until the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon a change in control. The value of the accelerated options and restricted stock grants count towards each executive’s 280G Limit.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2010, except for each directors’ and executive officers’ Form 4 filings on February 4, 2010 for transactions occurring on January 31, 2010, each of which was late due to administrative error. In addition, a Form 4 for Kevin Riley filed on February 4, 2010 reported a stock award of 1,150 shares granted on October 1, 2009. This late filing was due to an administrative error.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore generally prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. For the 2009 fiscal year, the Company was not engaged in any transactions with related persons of a type or in such amount that was required to be disclosed pursuant to applicable Securities and Exchange Commission rules and regulations.

Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed $500,000 and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Company’s General Counsel. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Procedures Governing Related Persons Transactions

We maintain Procedures Governing Related Person Transactions, which are a written set of procedures for the review and approval of transactions involving related persons. Under these procedures, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the procedures consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;
•	the Company is, will, or may be expected to be a participant; and
•	any related person has or will have a direct or indirect material interest.

The procedures exclude certain transactions, including:

•	any compensation paid to an executive officer of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission or the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;
•	any compensation paid to a director of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission;
•	any transaction with a related person involving the extension of credit provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties. However, loans on nonaccrual status or that are past due, restructured or potential problem loans are not considered excluded transactions;
•	any transaction with a related person in which the amounts due from the related person are for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;
•	any transaction with a related person in which the rates or charges involved are determined by competitive bids;
•	any transaction with a related person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;
•	any transaction with a related person involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and
•	any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities and all holders of that class of equity services received the same benefit on a pro rata basis.

Related person transactions will be reviewed by the Audit Committee. In connection with its review, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•	the size of the transaction and the amount of consideration payable to the related person;
•	the nature of the interest of the related person;
•	whether the transaction may involve a conflict of interest as defined in the Company’s Code of Business Conduct; and

•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

For each periodic review of related persons transactions, the Audit Committee will determine if the transactions were fair, reasonable, and within Company policy and will recommend to the disinterested members of the Board of Directors that they should be ratified and approved or make such other recommendation to the Board of Directors as the Audit Committee deems appropriate. If any transaction recommended for ratification and approval by the Audit Committee is not ratified and approved by the Board of Directors, the Secretary of the Audit Committee will provide a report to the Audit Committee setting forth information about the Board’s actions.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than November 26, 2011. If next year’s annual meeting is held on a date more than 30 calendar days from May 5, 2012, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Berkshire Hills Bancorp, Inc., 24 North Street, P.O. Box 1308, Pittsfield, Massachusetts 01202. Communications to the Board of Directors should be in the care of Kevin P. Riley, Corporate Secretary. Communications to individual directors should be sent to such directors at the Company’s address. Stockholders who wish to communicate with a committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Lawrence A. Bossidy, the Chair of the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee determines, in its discretion, whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Other Matters

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

APPENDIX A

BERKSHIRE HILLS BANCORP, INC.

2011 EQUITY INCENTIVE PLAN

ARTICLE 1 — GENERAL

Section 1.1  Purpose, Effective Date and Term.  The purpose of this Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan (the “Plan”) is to promote the long-term financial success of Berkshire Hills Bancorp, Inc., a Delaware corporation (the “Company”), and its Subsidiaries, including Berkshire Bank (the “Bank”), by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Company’s stockholders. The “Effective Date” of the Plan shall be the date the Plan is implemented by the Board subsequent to the satisfaction of the shareholder approval requirements. The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date. The Company also sponsors an Amended and Restated 2003 Equity Compensation Plan (“2003 Plan”) under which 34,836 shares remain available for grant as Stock Options or Restricted Stock. As of the Effective Date of this Plan, the 2003 Plan shall terminate such that no further grants will be made under the 2003 Plan. The 34,836 shares remaining available for grant at the time of termination of the 2003 Plan shall be added to the shares available under this Plan, as set forth in Section 3.2(a) hereof.

Section 1.2  Administration.  The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”), in accordance with Section 5.1.

Section 1.3  Participation.  Each Employee or Director of the Company, or any Subsidiary of the Company who is granted an Award in accordance with the terms of the Plan shall be a “Participant” in the Plan. Awards shall be limited to Employees and Directors of the Company or any Subsidiary.

Section 1.4  Definitions.  Capitalized terms used in this Plan are defined in Article 8 and elsewhere in this Plan.

ARTICLE 2 — AWARDS

Section 2.1  General.  Any Award under the Plan may be granted singularly, in combination with another Award (or Awards). Each Award under the Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Committee shall provide with respect to such Award and as evidenced in the Award Agreement. Subject to the provisions of Section 2.7, an Award may be granted as an alternative to or replacement of an existing Award under the Plan or any other plan of the Company or any Subsidiary or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or its Subsidiaries, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of Awards that may be granted under the Plan include:

(a)  Stock Options.  A Stock Option means a grant under Section 2.2 that represents the right to purchase shares of Stock at an Exercise Price established by the Committee. Any Stock Option may be either an Incentive Stock Option (an “ISO”) that is intended to satisfy the requirements applicable to an “Incentive Stock Option” described in Code Section 422(b), or a Non-Qualified Stock Option (a “Non-Qualified Option”) that is not intended to be an ISO; provided, however, that no ISOs may be granted: (i) after the ten-year anniversary of the Effective Date; or (ii) to a non-Employee. Unless otherwise specifically provided by its terms, any Stock Option granted to an Employee under this Plan shall be an ISO. Any ISO granted under this Plan that does not qualify as an ISO for any reason (whether at the time of grant or as the result of a subsequent event) shall be deemed to be a Non-Qualified Option. In addition, any ISO granted under this Plan may be unilaterally modified by the Committee to disqualify such Stock Option from ISO treatment such that it shall become a Non-Qualified Option; provided, however, that any such modification shall be ineffective if it causes the Award to be subject to Code Section 409A (unless, as modified, the Award complies with Code Section 409A).

(b)  Restricted Stock Awards.  A Restricted Stock Award means a grant of shares of Stock under Section 2.3, including the grant of shares of Stock intended to be performance-based compensation under Section 2.4 of the Plan, for no consideration or such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan, subject to a vesting schedule or the satisfaction of market conditions or performance conditions.

Section 2.2  Stock Options.

(a)  Grant of Stock Options.  Each Stock Option shall be evidenced by an Award Agreement that shall: (i) specify the number of Stock Options covered by the Award; (ii) specify the date of grant of the Stock Option; (iii) specify the vesting period or conditions to vesting; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company as the Committee may, in its discretion, prescribe.

(b)  Terms and Conditions.  A Stock Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall a Stock Option expire later than ten (10) years after the date of its grant (or five (5) years with respect to ISOs granted to an Employee who is a 10% Stockholder). The “Exercise Price” of each Stock Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock); provided, however, that the Exercise Price of an ISO shall not be less than 110% of Fair Market Value of a share of Stock on the date of grant if granted to a 10% Stockholder; provided further, that the Exercise Price may be higher or lower in the case of Stock Options granted or exchanged in replacement of existing Awards held by an Employee or Director of an acquired entity. The payment of the Exercise Price of a Stock Option shall be by cash or, subject to limitations imposed by applicable law, by such other means as the Committee may from time to time permit, including: (i) by tendering, either actually or constructively by attestation, shares of Stock valued at Fair Market Value as of the day of exercise; (ii) by a net settlement of the Stock Option with the Company, using a portion of the shares obtained on exercise in payment of the Exercise Price of the Stock Option (iii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; (iv) by personal, certified or cashiers’ check; (v) by other property deemed acceptable by the Committee; or (vi) by any combination thereof. The total number of shares that may be acquired upon the exercise of a Stock Option shall be rounded down to the nearest whole share.

Section 2.3  Restricted Stock Awards.

(a)  Grant of Restricted Stock Awards.  Each Restricted Stock Award shall be evidenced by an Award Agreement that shall: (i) specify the number of shares of Stock covered by the Restricted Stock Award; (ii) specify the date of grant of the Restricted Stock Award; (iii) specify the vesting period; and (iv) contain such other terms and conditions not inconsistent with the Plan, including the effect of termination of a Participant’s employment or Service with the Company, as the Committee may, in its discretion, prescribe. At the discretion of the Committee, all Restricted Stock Awards shall be in the form of issued and outstanding shares of Stock that shall be either: (x) registered in the name of the Participant and held by the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock Award; or (y) registered in the name of, and delivered to, the Participant. In any event, the certificates evidencing the Restricted Stock Award shall at all times prior to the applicable vesting date bear the following legend:

The Stock evidenced hereby is subject to the terms of an Award Agreement with Berkshire Hills Bancorp, Inc. dated [Date], made pursuant to the terms of the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan, copies of which are on file at the executive offices of Berkshire Hills Bancorp, Inc., and may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of such Plan and Award Agreement, or such other restrictive legend as the Committee, in its discretion, may specify. Notwithstanding the foregoing, the Company may in its sole discretion issue Restricted Stock Awards in any other approved format (e.g. electronically) in order to facilitate the paperless transfer of such Awards. In the event Restricted Stock

Awards are not issued in certificate form, the Company and the transfer agent shall maintain appropriate bookkeeping entries that evidence Participants’ ownership of such Awards. Restricted Stock Awards that are not issued in certificate form shall be subject to the same terms and conditions of the Plan as certificated shares, including the restrictions on transferability and the provision of a stock power executed by the Participant in favor of the Company, until the satisfaction of the conditions to which the Restricted Stock Award is subject.

(b)  Terms and Conditions.

(i)  Dividends.  Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, any cash dividends or distributions declared with respect to shares of Stock subject to the Restricted Stock Award shall be retained by the Committee and shall be held until the Stock subject to the Restricted Stock Award vests in the Participant. Upon the vesting of the Restricted Stock Award, the Committee shall cause the dividend (and any earnings thereon) attributable to such Restricted Stock Award to be distributed to the Participant no later than two and one-half months following the date on which the Restricted Stock Award vests. Alternatively, but only if determined by the Committee at the time of Award and set forth in the Award Agreement, cash dividends or distributions declared on the Restricted Stock shall be distributed to the Participant who has been granted the Restricted Stock at the same time as such dividends or distributions are distributed to other stockholders without regard to whether the Stock is vested. Any stock dividends declared on shares of Stock subject to the Restricted Stock Award, shall be subject to the same restrictions and shall vest at the same time as the shares of Restricted Stock from which said dividends were derived.

(ii)  Voting Rights.  Unless the Committee determines otherwise with respect to any Restricted Stock Award and specifies such determination in the relevant Award Agreement, voting rights appurtenant to the shares of Stock subject to the Restricted Stock Award shall be exercised by the Participant in his or her discretion.

(iii)  Tender Offers and Merger Elections.  Each Participant to whom a Restricted Stock Award is granted shall have the right to respond, or to direct the response, with respect to the related shares of Stock, to any tender offer, exchange offer, cash/stock merger consideration election or other offer made to, or elections made by, the holders of shares of Stock. Such a direction for any such shares of Stock shall be given by proxy or ballot (if the Participant is the beneficial owner of the shares of Stock for voting purposes) or by completing and filing, with the inspector of elections, the trustee or such other person who shall be independent of the Company as the Committee shall designate in the direction (if the Participant is not such a beneficial owner), a written direction in the form and manner prescribed by the Committee. If no such direction is given, then the shares of Stock shall not be tendered.

Section 2.4  Performance-Based Compensation.  Any Restricted Stock Award under the Plan that is intended to be “performance-based compensation” within the meaning of Code Section 162(m) shall be conditioned on the achievement of one or more objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Committee. At the discretion of the Committee, Stock Options may also be subject to the achievement of one or more objective performance measures, although not necessary to satisfy the requirements of Code Section 162(m). The grant of any Award and the establishment of performance measures that are intended to be performance-based compensation shall be made during the period required under Code Section 162(m) and shall comply with all applicable requirements of Code Section 162(m).

(a)  Performance Measures.  Such performance measures may be based on any one or more of the following:

(1)	basic earnings per share;
(2)	basic cash earnings per share;
(3)	diluted earnings per share;
(4)	core earnings per share;

(5)	diluted cash earnings per share;
(6)	net income;
(7)	cash earnings;
(8)	net interest income;
(9)	non-interest income;
(10)	general and administrative expense to average assets ratio;
(11)	cash general and administrative expense to average assets ratio;
(12)	efficiency ratio;
(13)	cash efficiency ratio;
(14)	return on average assets;
(15)	core return on average assets;
(16)	cash return on average assets;
(17)	return on average stockholders’ equity;
(18)	cash return on average stockholders’ equity;
(19)	core return on equity;
(20)	return on average tangible stockholders’ equity;
(21)	cash return on average tangible stockholders’ equity;
(22)	core earnings;
(23)	operating income;
(24)	operating efficiency ratio;
(25)	net interest margin;
(26)	growth in assets, loans (including home equity lines of credit), or deposits;
(27)	loan production volume;
(28)	non-performing loans;
(29)	cash flow;
(30)	capital preservation (core or risk-based);
(31)	interest rate risk exposure-net portfolio value;
(32)	interest rate risk-sensitivity;
(33)	liquidity parameters;
(34)	strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;
(35)	stock price (including, but not limited to, growth measures and total shareholder return);
(36)	operating expense as a percentage of average assets;
(37)	core deposits as a percentage of total deposits;
(38)	net charge-off percentage;
(39)	average percentage past due;

(40)	classified assets to total assets;
(41)	compliance/audit exam findings;
(42)	capital ratio;

(43) management achievement of strategic plan goals;

(44)	system knowledge & utilization of core applications;
(45)	customer service survey; or
(46)	any combination of the foregoing.

Performance measures may be based on the performance of the Company as a whole or on any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report or in the Compensation Discussion and Analysis Section, if any, of the Company’s annual proxy statement: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) mergers or acquisitions. To the extent not specifically excluded, such effects shall be included in any applicable performance measure.

(b)  Adjustments.  Pursuant to this Section 2.4, in certain circumstances the Committee may adjust performance measures; provided, however, no adjustment may be made with respect to an Award that is intended to be performance-based compensation within the meaning of Code Section 162(m), except to the extent the Committee exercises such negative discretion as is permitted under applicable law for purposes of an exception under Code Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

(c)  Retirement.  Notwithstanding anything herein to the Contrary, no Award that is intended to be considered performance-based compensation under Code Section 162(m) shall be granted under terms that will permit its accelerated vesting upon Retirement or other termination of Service (other than death or Disability). Notwithstanding anything to the contrary herein, in the event of Retirement of a Participant during the performance period, the number of shares subject to a performance-based Award that will vest in the Participant, if any, shall be determined at the end of the performance period, and will be pro-rated based on the period of the Participant’s active employment and the level of achievement of the performance measures, provided that, the Participant was employed for a minimum of one year during the performance period.

Section 2.5  Vesting of Awards.  (a)  If the right to become vested in an Award under the Plan (including the right to exercise a Stock Option) is conditioned on the completion of a specified period of Service with the Company or its Subsidiaries, without achievement of performance measures or other performance objectives being required as a condition of vesting, and without it being granted in lieu of, or in exchange for, other compensation, then the required period of Service for full vesting shall be determined by the Committee and evidenced in the Award Agreement (subject to acceleration of vesting, to the extent permitted by the Committee, including in the event of the Participant’s death, Disability, or a Change in Control). If the Committee does not specify the vesting period of an Award (other than an Award conditioned on the satisfaction of performance measures), the Award shall vest at the rate of twenty percent (20%) per year, commencing one year after the date of grant.

(b)  Notwithstanding Section 2.8 and Article 4 hereof, the Committee may determine that all Stock Options then held by the Participant shall become fully exercisable (subject to the expiration provisions otherwise applicable to the Stock Option), and all Restricted Stock Awards described in Section 2.1(b) shall be fully earned and vested immediately.

Section 2.6  Deferred Compensation.  If any Award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to maintain exemption from, or to comply with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.6 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award which is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A.

Section 2.7  Prohibition Against Option Repricing.  Except for adjustments pursuant to Section 3.4, and reductions of the Exercise Price approved by the Company’s stockholders, neither the Committee nor the Board shall have the right or authority to make any adjustment or amendment that reduces or would have the effect of reducing the Exercise Price of a Stock Option previously granted under the Plan, whether through amendment, cancellation (including cancellation in exchange for a cash payment in excess of the Stock Option’s in-the-money value) or replacement grants, or other means.

Section 2.8  Effect of Termination of Service on Awards.  The Committee shall establish the effect of a Termination of Service on the continuation of rights and benefits available under an Award or the Plan and, in so doing, may make distinctions based upon, among other things, the cause of Termination of Service and type of Award. Unless the Committee shall specifically state otherwise at the time an Award is granted or unless the vesting of an Award is subject to the satisfaction of specific performance measures under Section 2.4 hereof, all Awards to an Employee or Director shall vest immediately upon such individual’s death or Disability. If an Award is conditioned on the achievement of one or more objective performance measures, then upon a Participant’s death or Disability during the performance period, the Award may become vested in accordance with the requirements set forth in Section 2.8(c). Unless otherwise provided in an Award Agreement, the following provisions shall apply to each Award granted under this Plan:

(a)  Upon a Participant’s Termination of Service for any reason other than Retirement, Disability, death or termination for Cause, Stock Options shall be exercisable only as to those shares that were immediately exercisable by such Participant at the date of termination, and Stock Options may be exercised only for a period of three months following termination; provided, however, that upon a Participant’s Termination of Service due to Retirement, Disability or death, unless the Committee specifies otherwise, the Participant’s vested Stock Options shall remain exercisable for a period of one (1) year from the date of Retirement, Disability or death, or if sooner, until the expiration of the Option term. Notwithstanding the foregoing, an Employee who continues to serve as a Director following Termination of Service as an Employee or as a consultant to the Company or the Bank and a non-employee Director who continues to serve as a director emeritus or advisory board member following Termination of Service as a non-employee Director shall, unless otherwise specified in the Award Agreement, continue to vest in his or her Awards and shall not be deemed to have terminated Service due to Retirement until Service in all such capacities has terminated. No Stock Options will be considered ISOs unless exercised within 3 months of Termination of Service, except to the extent set forth in 2.8(c) hereof.

(b)  In the event of a Termination of Service for Cause, all Stock Options and Restricted Stock Awards granted to a Participant under the Plan not exercised or vested shall expire and be forfeited.

(c)  Upon Termination of Service for reason of Disability or death and except to the extent that the Award is subject to Section 2.4 hereof, all Stock Options shall be exercisable as to all shares subject to an outstanding Award, whether or not then exercisable, and all Restricted Stock Awards shall vest as to all shares subject to an outstanding Award, whether or not otherwise immediately vested, at the date of Termination of Service. Upon Termination of Service for reason of Disability or death, Restricted Stock Awards that are subject to the satisfaction of specific performance-measures under Section 2.4 hereof shall vest at the date of death or Disability, based on the period of the Participant’s active employment and assuming achievement of the performance measures at the target level. Upon Termination of Service due to Retirement, Restricted Stock Awards that are subject to the satisfaction of specific performance-measures under Section 2.4 hereof shall vest in the manner provided in Section 2.4(c). Unless the Committee specifies otherwise, Stock Options may be exercised for a period of one year following Termination of Service, provided, however, that no Stock Option shall be eligible for treatment as an ISO in the event such Stock Option is exercised more than one year following Termination of Service due to Disability and provided, however, in order to obtain ISO treatment for Stock Options exercised by heirs or devisees of an optionee, the optionee’s death must have occurred while employed or within three (3) months of Termination of Service.

(d)  Notwithstanding anything herein to the contrary, no Stock Option shall be exercisable beyond the last day of the original term of such Stock Option.

(e)  Notwithstanding the provisions of this Section 2.8, the effect of a Change in Control on the vesting/exercisability of Stock Options and Restricted Stock Awards is as set forth in Article 4.

ARTICLE 3 — SHARES SUBJECT TO PLAN

Section 3.1  Available Shares.  The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

Section 3.2  Share Limitations.

(a)  Share Reserve.  Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to One Million Four Hundred Thousand (1,400,000) shares of Stock, plus 34,836 shares of Stock that will been rolled over from the terminated 2003 Plan and added to the shares available for Award hereunder. Subject to the limitations set forth in this Section 3.2, Awards under the Plan may be made in any combination of shares of Restricted Stock or Stock Options and all Awards may be granted as either Restricted Stock or Stock Options, in the discretion of the Committee, provided that any shares that are granted as Restricted Stock are counted against the share limit set forth above as three (3) shares for every one (1) share of Restricted Stock granted, and provided further, that all Stock Options may be granted as Incentive Stock Options. The aggregate number of shares available for grant under the Plan and the number of shares of Stock subject to outstanding Awards shall be subject to adjustment as provided herein and in Section 3.4.

(b)  Computation of Shares Available.  For purposes of this Section 3.2 and in connection with the granting of a Stock Option or a share of Restricted Stock Award, the number of shares of Stock available for the granting of additional Stock Options and Restricted Stock shall be reduced by the number of shares of Stock in respect of which the Stock Option or Restricted Stock Award is granted or denominated, provided, that in the case of Restricted Stock, the number of shares shall be reduced by three (3) for each share of Restricted Stock granted. To the extent any shares of Stock covered by an Award (including Restricted Stock Awards) under the Plan are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited or canceled or because a Stock Option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. If a Restricted Stock Award is cancelled or forfeited and the shares covered by such Award become available under the Plan for new Awards, the share limit under the Plan shall be increased by three (3) for each share of Restricted Stock forfeited or cancelled. To the extent (i) a Stock Option is exercised by using an actual or constructive exchange of shares of Stock to pay the Exercise Price, (ii) shares of Stock are withheld to satisfy withholding taxes upon exercise or vesting of an Award granted hereunder, or

(iii) Stock Options are exercised by a net settlement of such Stock Options, the number of shares of Stock available shall be reduced by the gross number of Stock Options exercised rather than by the net number of shares of Stock issued.

Section 3.3  Limitations on Option Grants to Employees.  The maximum number of shares of Stock, in the aggregate, that may be subject to Stock Options granted to any one Employee Participant under the Plan in any calendar year shall be one hundred and fifty-thousand (150,000) shares.

Section 3.4  Corporate Transactions.

(a)  General.  In the event any recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares of Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the shares of Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan and/or under any Award granted under the Plan, then the Committee shall, in an equitable manner, adjust any or all of (i) the number and kind of securities deemed to be available thereafter for grants of Stock Options and Restricted Stock Awards in the aggregate to all Participants and individually to any one Participant, (ii) the number and kind of securities that may be delivered or deliverable in respect of outstanding Stock Options and Restricted Stock Awards, and (iii) the Exercise Price of Stock Options. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Stock Options and Restricted Stock Awards (including, without limitation, cancellation of Stock Options and Restricted Stock Awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution or exchange of Stock Options and Restricted Stock Awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any parent or Subsidiary or the financial statements of the Company or any parent or Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Unless otherwise determined by the Committee, any such adjustment to an Award intended to qualify as “performance-based compensation” shall conform to the requirements of Code Section 162(m) and the regulations thereunder then in effect.

(b)  Merger in which Company is Not Surviving Entity.  In the event of any merger, consolidation, or other business reorganization (including, but not limited to, a Change in Control) in which the Company is not the surviving entity, unless otherwise determined by the Committee at any time at or after grant and prior to the consummation of such merger, consolidation or other business reorganization, any Stock Options granted under the Plan which remain outstanding shall be converted into Stock Options to purchase voting common equity securities of the business entity which survives such merger, consolidation or other business reorganization having substantially the same terms and conditions as the outstanding Stock Options under this Plan and reflecting the same economic benefit (as measured by the difference between the aggregate Exercise Price and the value exchanged for outstanding shares of Stock in such merger, consolidation or other business reorganization), all as determined by the Committee prior to the consummation of such merger; provided, however, that the Committee may, at any time prior to the consummation of such merger, consolidation or other business reorganization, direct that all, but not less than all, outstanding Stock Options be canceled as of the effective date of such merger, consolidation or other business reorganization in exchange for a cash payment per share of Stock equal to the excess (if any) of the value exchanged for an outstanding share of Stock in such merger, consolidation or other business reorganization over the Exercise Price of the Stock Option being canceled.

Section 3.5  Delivery of Shares.  Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b)  Certificates.  To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

ARTICLE 4 — CHANGE IN CONTROL

Section 4.1  Consequence of a Change in Control.  Subject to the provisions of Section 2.5 (relating to vesting and acceleration) and Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or as determined by the Committee and set forth in the terms of any Award Agreement:

(a)  In the event of a Change in Control, all Stock Options then held by the Participant shall become fully vested and exercisable (subject to the expiration provisions otherwise applicable to the Stock Option) whether or not the Participant has a Termination of Service (other than for Cause).

(b)  In the event of a Change in Control, all Restricted Stock Awards described in Section 2.1(b) shall become fully vested whether or not the Participant has a Termination of Service (other than for Cause).

Section 4.2  Definition of Change in Control.  For purposes of the Plan, unless otherwise provided in an Award Agreement, a “Change in Control” shall be deemed to have occurred upon the earliest to occur of the following:

(a)  an event of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act;

(b)  any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (a “Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities, provided that, notwithstanding the foregoing and for all purposes of this Plan: (a) the term “Person” shall not include (1) the Company or any of its Subsidiaries, (2) an employee benefit plan of the Company or any of its Subsidiaries (including the Plan), and any trustee or other fiduciary holding securities under any such plan (but only with respect to securities held under any such plan), or (3) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company; (b) no Person shall be deemed the beneficial owner of any securities acquired by such Person in an Excluded Transaction; and (c) no Director or officer of the Company or any direct or indirect Subsidiary of the Company (or any affiliate of any such Director or officer) shall, by reason of any or all of such Directors or officers acting in their capacities as such, be deemed to beneficially own any securities beneficially owned by any other such Director or officer (or any affiliate thereof); or

(c)  the Incumbent Directors cease, for any reason, to constitute a majority of the Whole Board; or

(d)  a plan of reorganization, merger, consolidation or similar transaction involving the Company and one or more other corporations or entities is consummated, other than a plan of reorganization, merger, consolidation or similar transaction that is an Excluded Transaction, or the stockholders of the Company approve a plan of complete liquidation of the Company, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company or any bank Subsidiary of the Company is consummated; or

(e)  a tender offer is made for 20% or more of the outstanding Voting Securities of the Company and the stockholders owning beneficially or of record 20% or more of the outstanding Voting Securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of a change in number of shares of Stock or Voting

Securities then outstanding which thereby increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Stock or Voting Securities which increases the percentage of the then outstanding Stock or Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur. In the event that an Award constitutes Deferred Compensation, and the settlement of, or distribution of benefits under, such Award is to be triggered solely by a Change in Control, then with respect to such Award, a Change in Control shall be defined as required under Code Section 409A, as in effect at the time of such transaction.

ARTICLE 5 — COMMITTEE

Section 5.1  Administration.  The Plan shall be administered by the members of the Compensation Committee of the Company who are Disinterested Board Members. If the Committee consists of fewer than three Disinterested Board Members, then the Board shall appoint to the Committee such additional Disinterested Board Members as shall be necessary to provide for a Committee consisting of at least three Disinterested Board Members. Any members of the Committee who do not qualify as Disinterested Board Members shall abstain from participating in any discussion to make or administer Awards that are made to Participants who at the time of consideration for such Award: (i) are persons subject to the short-swing profit rules of Section 16 of the Exchange Act, or (ii) are reasonably anticipated to be Covered Employees during the term of the Award. The Board (or those members of the Board who are “independent directors” under the corporate governance statutes of any national securities exchange on which the Company lists its securities) may, in its discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee.

Section 5.2  Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a)  Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Company’s and its Subsidiaries’ Employees and Directors those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions (including without limitation, provisions relating to non-competition, non-solicitation and confidentiality), and other provisions of such Awards (subject to the restrictions imposed by Article 6) to cancel or suspend Awards and to reduce, eliminate or accelerate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award.

(b)  The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)  The Committee will have the authority to define terms not otherwise defined herein.

(d)  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)  In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the charter and bylaws of the Company and applicable corporate law.

Section 5.3  Delegation by Committee.  Except to the extent prohibited by applicable law, the applicable rules of a stock exchange or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act or Code Section 162(m), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including: (a) delegating to a committee of one or more members of the Board who are not “outside directors” within the meaning of Code Section 162(m), the authority to grant Awards under the Plan to eligible persons who are not persons with respect to whom the Company wishes to comply with Code Section 162(m); and/or (b) delegating to a committee of one or more members of the Board who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant Awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4  Information to be Furnished to Committee.  As may be permitted by applicable law, the Company and its Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and its Subsidiaries as to a Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5  Committee Action.  The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company, Participants and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by a member of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

ARTICLE 6 — AMENDMENT AND TERMINATION

Section 6.1  General.  The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.6, Section 3.4 and Section 6.2) may cause the Award to violate Code Section 409A, or, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely impair the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan; (b) materially increase the aggregate number of securities which may be issued under the Plan, other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) above is approved by the Company’s stockholders.

Section 6.2  Amendment to Conform to Law and Accounting Changes.  Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (i) conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the Securities and Exchange Commission or Financial Accounting Standards Board subsequent to the adoption of the Plan or the making of the Award affected thereby, which, in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company. By accepting an Award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 or Section 2.6 to any Award granted under the Plan without further consideration or action.

ARTICLE 7 — GENERAL TERMS

Section 7.1  No Implied Rights.

(a)  No Rights to Specific Assets.  Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the shares of Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)  No Contractual Right to Employment or Future Awards.  The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to receive a future Award under the Plan.

(c)  No Rights as a Stockholder.  Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2  Transferability.  Except as otherwise so provided by the Committee, ISOs under the Plan are not transferable except (i) as designated by the Participant by will or by the laws of descent and distribution, (ii) to a trust established by the Participant, if under Code Section 671 and applicable state law, the Participant is considered the sole beneficial owner of the Stock Option while held in trust, or (iii) between spouses incident to a divorce or pursuant to a domestic relations order, provided, however, in the case of a transfer within the meaning of this Section 7.2(iii), the Stock Option shall not qualify as an ISO as of the day of such transfer. The Committee shall have the discretion to permit the transfer of Stock Options (other than ISOs) under the plan; provided, however, that such transfers shall be limited to Immediate Family Members of Participants, trusts and partnerships established for the primary benefit of such family members or to charitable organizations, and; provided, further, that such transfers are not made for consideration to the Participant. Restricted Stock Awards shall not be transferable prior to the time that such Awards vest in the Participant.

Section 7.3  Designation of Beneficiaries.  A Participant hereunder may file with the Company a written designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise (unless such disposition is pursuant to a domestic relations order); provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

Section 7.4  Non-Exclusivity.  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of Stock Options or Restricted Stock Awards otherwise than under the Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5  Award Agreement.  Each Award granted under the Plan shall be evidenced by an Award Agreement signed by the Participant. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant.

Section 7.6  Form and Time of Elections/Notification Under Section 83(b).  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require. Notwithstanding anything herein to the contrary, the Committee may, on the date of grant or at a later date, as applicable, prohibit an individual from making an election under Code Section 83(b). If the Committee has not prohibited an individual from making this election, an individual who makes this election shall notify the Committee of the election within ten (10) days of filing notice of the election with the Internal Revenue Service. This requirement is in addition to any filing and notification required under the regulations issued under the authority of Code Section 83(b).

Section 7.7  Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8  Tax Withholding.  Where a Participant is entitled to receive shares of Stock upon the vesting or exercise of an Award, the Company shall have the right to require such Participant to pay to the Company the amount of any tax that the Company is required to withhold with respect to such vesting or exercise, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the minimum amount required to be withheld. To the extent determined by the Committee and specified in an Award Agreement, a Participant shall have the right to direct the Company to satisfy the minimum required federal, state and local tax withholding by: (i) with respect to a Stock Option settled in stock, reducing the number of shares of Stock subject to the Stock Option (without issuance of such shares of Stock to the Stock Option holder) by a number equal to the quotient of (a) the total minimum amount of required tax withholding divided by (b) the excess of the Fair Market Value of a share of Stock on the exercise date over the Exercise Price per share of Stock; and (ii) with respect to a Restricted Stock Award, withholding a number of shares (based on the Fair Market Value on the vesting date) otherwise vesting that would satisfy the minimum amount of required tax withholding. Provided there are no adverse accounting consequences to the Company (a requirement to have liability classification of an award under Financial Accounting Standards Board Accounting Standards Codification 718 (formerly FAS 123(R) is an adverse consequence), a Participant who is not required to have taxes withheld may require the Company to withhold in accordance with the preceding sentence as if the Award were subject to minimum tax withholding requirements.

Section 7.9  Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company or such Subsidiary.

Section 7.10  Successors.  All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.

Section 7.11  Indemnification.  To the fullest extent permitted by law and the Company’s governing documents or each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an Employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute or regulation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 7.12  No Fractional Shares.  Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 7.13  Governing Law.  The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law. The federal and state courts located nearest to the Company’s home office within the Commonwealth of Massachusetts, shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Award under the Plan, each Participant, and any other person claiming any rights under the Plan, agrees to submit himself, and any such legal action as he shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 7.14  Benefits Under Other Plans.  Except as otherwise provided by the Committee or as set forth in a Qualified Retirement Plan, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under Code Section 401(a).

Section 7.15  Validity.  If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.

Section 7.16  Notice.  Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Company at its principal executive office. Such notices, demands, claims and other communications shall be deemed given:

(a)  in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)  in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(c)  in the case of facsimile or email, the date upon which the transmitting party received confirmation of receipt; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received.

In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s Chief Executive Officer and to the Corporate Secretary.

Section 7.17  Forfeiture Events.

(a)  The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provisions of Services to the Company or any Subsidiary, violation of material Company or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct of the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

(b)  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or any similar securities law shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance of filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

In addition, in the event of an accounting restatement, the Committee, in its sole and exclusive discretion, may require that any Participant reimburse the Company for all or any part of the amount of any payment in settlement of any Award granted hereunder.

ARTICLE 8 — DEFINED TERMS

In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply.

8.1  “10% Stockholder” means an individual who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

8.2  “Award” means any Stock Option and Restricted Stock Award or any or all of them, or any other right or interest relating to stock or cash, granted to a Participant under the Plan.

8.3  “Award Agreement” means the document (in whatever medium prescribed by the Committee) which evidences the terms and conditions of an Award under the Plan. Such document is referred to as an agreement, regardless of whether a Participant’s signature is required.

8.4  “Board” means the Board of Directors of the Company.

8.5  If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of termination for “Cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement. In the absence of such a definition, “Cause” means (i) the conviction of the Participant of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Participant of a criminal or other act that, in the judgment of the Board, will likely cause substantial economic damage to the Company or any Subsidiary or substantial injury to the business reputation of the Company or any Subsidiary; (iii) the commission by the Participant of an act of fraud in the performance of his duties on behalf of the Company or any Subsidiary; (iv) the continuing willful failure of the Participant to perform his duties to the Company or any Subsidiary (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Participant’s Service with the Company.

8.6  “Change in Control” has the meaning ascribed to it in Section 4.2.

8.7  “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

8.8  “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations and guidance promulgated thereunder, as modified from time to time.

8.9  “Committee” means the Committee acting under Article 5.

8.10  “Covered Employee” has the meaning given the term in Code Section 162(m), and shall also include any other Employee who may become a Covered Employee before an Award vests, as the Committee may determine in its sole discretion.

8.11  “Director” means a member of the Board of Directors of the Company or a Subsidiary.

8.12  If the Participant is subject to a written employment agreement (or other similar written agreement) with the Company or a Subsidiary that provides a definition of “Disability” or “Disabled,” then, for purposes of this Plan, the terms “Disability” or “Disabled” shall have meaning set forth in such agreement. In the absence of such a definition, “Disability” means any mental or physical condition with respect to which the Participant qualified for and receives benefits under a long-term disability plan of the Company or Subsidiary, or in the absence of such a long-term disability plan or coverage under such plan, “Disability” shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Participant from fulfilling his duties or responsibilities to the Company or a Subsidiary. If an Award is determined to be subject to Code Section 409A, then notwithstanding anything else herein to the Contrary, “Disability” or “Disabled” shall mean that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s Employees, or (iii) is determined to be totally disabled by the Social Security Administration. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination due to Disability has occurred.

8.13  “Disinterested Board Member” means a member of the Board who: (a) is not a current Employee of the Company or a Subsidiary; (b) is not a former employee of the Company who receives compensation for prior Services (other than benefits under a Qualified Retirement Plan) during the taxable year; (c) has not been an officer of the Company; (d) does not receive remuneration from the Company or a Subsidiary, either directly or indirectly, in any capacity other than as a Director except in an amount for which disclosure would not be required pursuant to Item 404 of SEC Regulation S-K in accordance with the proxy solicitation rules of the SEC, as amended or any successor provision thereto; and (e) does not possess an interest in any other transaction, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K under the proxy solicitation rules of the SEC, as amended or any successor provision thereto. The term Disinterested Board Member shall be interpreted in such manner as shall be necessary to conform to the requirements of section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act and the corporate governance standards imposed on compensation committees under the listing requirements imposed by any national securities exchange on which the Company lists or seeks to list its securities.

8.14  “Employee” means any person employed by the Company or any Subsidiary. Directors who are also employed by the Company or a Subsidiary shall be considered Employees under the Plan.

8.15  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

8.16  “Excluded Transaction” means a plan of reorganization, merger, consolidation or similar transaction that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the Voting Securities of the entity surviving the plan of reorganization, merger, consolidation or similar transaction (or the parent of such surviving entity) immediately after such plan of reorganization, merger, consolidation or similar transaction.

8.17  “Exercise Price” means the price established with respect to a Stock Option pursuant to Section 2.2.

8.18  “Fair Market Value” means, with respect to a share of Stock on a specified date:

(I)  the final reported sales price on the date in question (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange on which the shares of Stock are listed or admitted to trading, as of the close of the market in New York City and without regard to after-hours trading activity; or

(II)  if the shares of Stock are not listed or admitted to trading on any such exchange, the closing bid quotation with respect to a share of Stock on such date, as of the close of the market in New York City and without regard to after-hours trading activity, or, if no such quotation is provided, on another similar system, selected by the Committee, then in use; or

(III)  if (I) and (II) are not applicable, the Fair Market Value of a share of Stock as the Committee may determine in good faith and in accordance with Code Section 422 and the applicable requirements of Code Section 409A and the regulations promulgated thereunder. For purposes of the exercise of a Stock Option, Fair Market Value on such date shall be the date a notice of exercise is received by the Company, or if not a day on which the market is open, the next day that it is open.

8.19  “Immediate Family Member” means with respect to any Participant: (a) any of the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, former spouses, siblings, nieces, nephews, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, including relationships created by adoption; (b) any natural person sharing the Participant’s household (other than as a tenant or employee, directly or indirectly, of the Participant); (c) a trust in which any combination of the Participant and persons described in section (a) and (b) above own more than fifty percent (50%) of the beneficial interests; (d) a foundation in which any combination of the Participant and persons described in sections (a) and (b) above control management of the assets; or (e) any other corporation, partnership, limited liability company or other entity in which any combination of the Participant and persons described in sections (a) and (b) above control more than fifty percent (50%) of the voting interests.

8.20  “Incumbent Directors” means:

(I)  the individuals who, on the date hereof, constitute the Board; and

(II)  any new Director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended: (a) by the vote of at least two-thirds (2/3) of the Whole Board, with at least two-thirds of the Incumbent Directors then in office voting in favor of such approval or recommendation; or (b) by a Nominating Committee of the Board whose members were appointed by the vote of at least three-quarters (3/4) of the Whole Board, with at least two-thirds of the Incumbent Directors then in office voting in favor of such appointments.

8.21  “ISO” has the meaning ascribed to it in Section 2.1(a).

8.22  “Non-Qualified Option” means the right to purchase shares of Stock that is either (i) granted to a Participant who is not an Employee, or (ii) granted to an Employee and either is not designated by the Committee to be an ISO or does not satisfy the requirements of Section 422 of the Code.

8.23  “Participant” means any individual who has received, and currently holds, an outstanding Award under the Plan.

8.24  “Restricted Stock Award” has the meaning ascribed to it in Section 2.3.

8.25  “Retirement” means retirement from employment with the Company or a Subsidiary in accordance with the then current retirement policies of the Company or Subsidiary, as applicable. “Retirement” with respect to a non-employee Director means the termination of service from the board(s) of directors of the Company and any Subsidiary following written notice to such board(s) of directors of the non-employee Directors intention to retire. Notwithstanding the foregoing, unless the Committee specifies otherwise at the time of an Award, an Employee who continues to serve on the Board following retirement as an Employee or a Director who continues to serve as an advisory board member or director emeritus shall not be deemed to have terminated due to Retirement until both Service as an Employee and Director, or in the latter case, as a Director and advisory board member or director emeritus has terminated.

8.26  “SEC” means the Securities and Exchange Commission.

8.27  “Securities Act” means the Securities Act of 1933, as amended from time to time.

8.28  “Service” means service as an Employee or non-employee Director of the Company or a Subsidiary, as the case may be, and shall include service as a director emeritus or advisory director.

8.29  “Stock” means the common stock of the Company, par value $.01 per share.

8.30  “Stock Option” means an ISO or a Non-Qualified Option.

8.31  “Subsidiary” means any corporation, affiliate, bank or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, other than with respect to an ISO, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.

8.32  “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an Employee or Director of the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:

(I)  The Participant’s cessation as an Employee shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.

(II)  The Participant’s cessation as an Employee shall not be deemed to occur by reason of the Participant’s being on a bona fide leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s Services, provided such leave of absence does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with the Company or Subsidiary under an applicable statute or by contract. For these purposes, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform Services for the Company or Subsidiary. If the period of leave exceeds six months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six month period. For purposes of this sub-section (ii), to the extent applicable, an Employee’s leave of absence shall be interpreted by the Committee in a manner consistent with Treasury Regulation Section 1.409A-1(h)(1).

(III)  If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing Services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing Services.

(IV)  Except to the extent Section 409A of the Code may be applicable to an Award, and subject to the foregoing paragraph of this sub-section, the Committee shall have discretion to determine if a Termination of Service has occurred and the date on which it occurred. In the event that any Award under the Plan constitutes Deferred Compensation (as defined in Section 2.6 hereof), the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “Separation from Service” as defined under Code Section 409A and under Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Plan, a “Separation from Service” shall have occurred if the Bank and Participant reasonably anticipate that no further Services will be performed by the Participant after the date of the Termination of Service (whether as an employee or as an independent contractor) or the level of further Services performed will not exceed 20% of the average level of bona fide Services in the 36 months immediately preceding the Termination of Service. If a Participant is a “Specified Employee,” as defined in Code Section 409A and any payment to be made hereunder shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Participant’s Separation from Service.

(V)  With respect to a Participant who is a director, cessation as a Director will not be deemed to have occurred if the Participant continues as a director emeritus or advisory director.

8.33  “Voting Securities” means any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

8.34  “Whole Board” means the total number of Directors that the Company would have if there were no vacancies on the Board at the time the relevant action or matter is presented to the Board for approval.

ARTICLE 9 — CONSTRUCTION

Section 9.1 In the Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a)  actions permitted under the Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b)  references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c)  in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d)  references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e)  indications of time of day means Massachusetts time;

(f)  “including” means “including, but not limited to”;

(g)  all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h)  all words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i)  the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j)  any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k)  all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

REVOCABLE PROXY
BERKSHIRE HILLS BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS

May 5, 2011
10:00 a.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of Berkshire Hills Bancorp, Inc. (the “Company”), consisting of John B. Davies, Rodney C. Dimock, David E. Phelps and D. Jeffrey Templeton, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 5, 2011 at 10:00 a.m., local time, at the Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Michael P. Daly, Susan M. Hill, Cornelius D. Mahoney and Catherine B. Miller

FOR ☐	WITHHOLD ☐	FOR ALL EXCEPT ☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The advisory (non-binding) vote to approve the Company’s executive compensation.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	A non-binding proposal to give advice with respect to the frequency that stockholders will vote on our executive compensation programs and policies.

EVERY YEAR ☐	EVERY TWO YEARS ☐	EVERY THREE YEARS ☐	ABSTAIN ☐
4.	To approve the Berkshire Hills Bancorp, Inc. 2011 Equity Incentive Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	The ratification of the appointment of PricewaterhouseCoopers, LLP as the independent registered public accounting firm of Berkshire Hills Bancorp, Inc. for the fiscal year ending December 31, 2011.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed and for the “every year” frequency option. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:

SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.